Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
By and Among
SPX FLOW, INC.,
LSF11 REDWOOD ACQUISITIONS, LLC
and
REDWOOD STAR MERGER SUB, INC.
Dated as of December 12, 2021

TABLE OF CONTENTS
i

Annex A     Defined Terms
Exhibit A    Form of Charter of the Surviving Corporation

ii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 12, 2021, among SPX FLOW, Inc., a Delaware corporation (the “Company”), LSF11 Redwood Acquisitions, LLC, a Delaware limited liability company (“Parent”), and Redwood Star Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).
RECITALS
WHEREAS, it is proposed that, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined below), the parties hereto intend that Merger Sub be merged with and into the Company with the Company being the surviving corporation on the terms and subject to the conditions set forth herein (the “Merger”);
WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the Company and its stockholders; (ii) adopted and approved this Agreement and the transactions contemplated hereby, including the Merger; and (iii) resolved to recommend approval of this Agreement and the Merger by the stockholders of the Company (the “Company Recommendation”);
WHEREAS, the respective boards of directors of Parent and Merger Sub have each unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of Parent and Merger Sub, respectively, and their respective stockholders; and (ii) adopted and approved this Agreement and the transactions contemplated hereby, including the Merger;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered a limited guarantee (the “Guarantee”) from Lone Star Fund XI, L.P., a Bermuda limited partnership (“Guarantor”), in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, Guarantor is guaranteeing certain obligations of Parent and Merger Sub under this Agreement as specified in the Guarantee; and
WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and of the representations, warranties, covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto agree as follows:

ARTICLE I

The Merger
1.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL.
1.2    Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Winston & Strawn LLP, 35 West Wacker Drive, Chicago, Illinois, or through the electronic exchange of the applicable documents, using PDFs or electronic signatures, at 9:00 a.m. (Eastern Time) on the third business day following the day on which the last of the conditions set forth in Article V is satisfied or, to the extent permitted by applicable Law, waived by the party entitled to waive such condition (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) in accordance with this Agreement (the date on which the Closing actually takes place, the “Closing Date”); provided, however, that if the Marketing Period (as defined below) has not ended as of the day on which the last of such conditions is fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), then the Closing shall not occur until the business day that is no earlier than three business days following the earlier of (a) the day during the Marketing Period on which Parent provides written notice to the Company that the Marketing Period shall be deemed to be ended (provided, that such notice may be conditioned upon the simultaneous completion of the Debt Financing (as defined below), and provided further, that if such Debt Financing is not completed for any reason at any time, such notice shall automatically be deemed withdrawn) and (b) the day on which the Marketing Period otherwise ends, or in any case, at such other time, place and day as the Company and Parent may agree in writing. For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.
1.3    Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

1.4    Effects of the Merger. The Merger shall have the effects provided for in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.
1.5    Charter and By-laws of the Surviving Corporation. At the Effective Time, (a) the charter of the Company, as in effect immediately prior to the Effective Time, shall be amended as a result of the Merger so as to read in its entirety as set forth in Exhibit A hereto and as so amended shall be the charter of the Surviving Corporation (the “Charter”), and (b) the by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation (the “By-laws”), in each case, until thereafter amended as provided therein or by applicable Laws.
1.6    Officers and Directors of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time (other than the chairman) shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-laws (and the position of chairman at the Surviving Corporation shall remain vacant unless and until such position is filled by the Board of Directors of the Surviving Corporation in accordance with the Charter and the By-laws). Subject to applicable Law, the directors of Merger Sub shall be the directors of the Surviving Corporation from and after the Effective Time until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-laws.
ARTICLE II

Effect of the Merger on Capital Stock
2.1    Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any capital stock of the Company:
(a)    Merger Consideration. Each share of the common stock, par value $0.01 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive $86.50 per Share in cash (the “Per Share Merger Consideration”), without any interest thereon. At the Effective Time, each Share (other than Excluded Shares) shall automatically cease to exist and the holders of Shares (other than Excluded Shares) immediately prior to the Effective Time not represented by certificates (“Book-Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represent Shares (other than Excluded Shares) (the “Certificates”) shall cease to have any rights with respect to such Shares other than the right to receive, upon surrender of such Book-Entry Shares or Certificates in accordance with Section 2.2(b), the Per Share Merger Consideration, without any interest thereon, for each such Share held by them. The Per Share Merger Consideration paid upon the surrender for exchange of the Certificates or the Book-Entry Shares in accordance with Section 2.2 shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Shares exchanged theretofore and represented by such Certificates or Book-Entry Shares.

(b)    Cancellation of Excluded Shares. All Shares that are owned by the Company as treasury stock and any Shares owned by Parent or Merger Sub immediately prior to the Effective Time (each, an “Excluded Share” and collectively, “Excluded Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.
(c)    Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.
(d)    Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who has demanded and perfected such holder’s right to appraisal of such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Per Share Merger Consideration, but such holder will be entitled to such rights as afforded under the DGCL with respect to such Dissenting Shares unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL with respect to such Dissenting Shares or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 with respect to such Dissenting Shares. The Surviving Corporation shall be entitled to retain any of the Per Share Merger Consideration not paid on account of the Dissenting Shares pending resolution of the claims of such holders, and the remaining holders of Shares shall not be entitled to any portion thereof. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such appraisal right with respect to such Dissenting Shares, such Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, the Surviving Corporation shall remain liable for payment of the Per Share Merger Consideration for such Shares, and the Surviving Corporation shall promptly provide cash to the Paying Agent for the benefit of the holders of Shares at the Effective Time in an amount equal to the Per Share Merger Consideration multiplied by the number of such Dissenting Shares, and such Dissenting Shares shall no longer be deemed Dissenting Shares under this Agreement. The Company shall give Parent prompt written notice of receiving any written demands for appraisal of Shares, withdrawals of such demands and any other instruments served on the Company prior to the Effective Time pursuant to Section 262 of the DGCL, and Parent shall have the right to participate in and control all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent or as required by Law, the Company shall not make any payment with respect to, offer to settle or settle any such written demands.

2.2    Exchange of Certificates.
(a)    Paying Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with BNY Mellon, as paying agent hereunder (and pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company) (the “Paying Agent”), in trust for the benefit of the holders of Shares (other than Excluded Shares and Dissenting Shares) at the Effective Time, a cash amount in immediately available funds necessary for the Paying Agent to make payments under Section 2.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as directed by Parent, provided that such investments shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 2.1(a) shall be promptly returned to Parent upon demand. No investment losses resulting from investment of the Exchange Fund shall diminish the rights of any of the holders of Shares at the Effective Time to receive the payments as provided herein. To the extent that there are losses with respect to any such investments or the Exchange Fund diminishes for any reason below the level required to make prompt cash payment under Section 2.1(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace, restore or increase the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such payments under Section 2.1(a).
(b)    Exchange Procedures.
(i)    Promptly after the Effective Time (and in any event within three business days), the Surviving Corporation shall cause the Paying Agent to mail or electronically submit to each holder of record, as of immediately prior to the Effective Time, of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(e)) or Book-Entry Shares, as applicable, to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree in writing, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(e)) or Book-Entry Shares in exchange for the Per Share Merger Consideration.
(ii)    Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(e)) or Book-Entry Shares, as applicable, to the Paying Agent in accordance with the terms of such duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor a check or wire transfer in immediately available funds for a cash amount equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(e)) or Book-Entry Shares multiplied by (y) the Per Share Merger Consideration, and such Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book-Entry Shares, as applicable. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check or wire transfer in immediately available funds for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.
(c)    Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registrations of transfer on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article II.
(d)    Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) as of the Effective Time who has not theretofore complied with this Article II shall thereafter look only to Parent and the Surviving Corporation for payment of the Per Share Merger Consideration upon due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(e)) or Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount required to be delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature. For purposes of this Agreement, the term “Governmental Entity” shall mean any (i) United States (federal, state or local) or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity, (ii) arbitrator or arbitral body or (iii) self-regulatory agency.
(e)    Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.
2.3    Treatment of Stock Plan.
(a)    Restricted Shares. At the Effective Time, each outstanding share of restricted stock (a “Restricted Share”) under the Stock Plan (and any dividends accrued thereon, if applicable), shall be fully vested, cancelled and converted into the right to receive (automatically by virtue of the Merger and without any action on the part of the holder thereof or the parties hereto), and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than five business days after the Effective Time), an amount in cash equal to (x) the total number of Shares subject to such Restricted Shares held by any such holder immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration, without interest and less applicable Taxes required to be withheld with respect to such payment.

(b)    Stock Options. At the Effective Time, each outstanding share stock option (a “Stock Option”) under the Stock Plan shall be cancelled and converted into the right to receive (automatically by virtue of the Merger and without any action on the part of the holder thereof or the parties hereto), and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than five business days after the Effective Time), an amount in cash equal to (x) total the number of Shares subject to such Stock Option held by any such holder as of immediately prior to the Effective Time multiplied by (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Stock Option, without interest and less applicable Taxes required to be withheld with respect to such payment. For the avoidance of doubt, in the event that the exercise price per Share under any Stock Option is equal to or greater than the Per Share Merger Consideration, such Stock Option shall be cancelled as of the Effective Time without payment therefore and shall have no further force or effect.
(c)    Performance Stock Units. At the Effective Time, each outstanding performance-based restricted stock unit (a “Performance Stock Unit”) under the Stock Plan (and dividend equivalents thereon, if applicable), to the extent unvested, (i) if the applicable performance period has not been completed, shall vest at the target level of performance (or, with respect to the Performance Stock Units that vest on the basis of the Company’s operating income margin, at 325% of the target level of performance and with respect to the Performance Stock Units that vest on the basis of the Company’s total shareholder return and were issued in 2020 or 2021, at 200% of the target level of performance) and (ii) if the applicable performance period has been completed, shall vest at the actual level of performance, as determined in accordance with the terms of each outstanding award agreement, and all vested Performance Stock Units shall be cancelled (automatically by virtue of the Merger and without any action on the part of the holder thereof or the parties hereto) and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than five business days after the Effective Time), an amount in cash equal to (x) the total number of Shares subject to such vested Performance Stock Units held by any such holder immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration, without interest and less applicable Taxes required to be withheld with respect to such payment.
(d)    Restricted Stock Units. At the Effective Time, each outstanding restricted stock unit (a “Restricted Stock Unit”) under the Stock Plan (and dividend equivalents thereon, if applicable), vested or unvested, shall be fully vested, cancelled and converted into the right to receive (automatically by virtue of the Merger and without any action on the part of the holder thereof or the parties hereto), and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than five business days after the Effective Time), an amount in cash equal to (x) the total number of Shares subject to such Restricted Stock Unit held by any such holder immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration, without interest and less applicable Taxes required to be withheld with respect to such payment.

(e)    Corporate Actions. At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt resolutions to implement the provisions of Sections 2.3(a), 2.3(b), 2.3(c) and 2.3(d).
2.4    Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer or other similar transaction, the Per Share Merger Consideration and any other amounts payable pursuant to this Agreement shall be equitably adjusted; provided, that nothing in this Section 2.4 shall be construed to permit the Company to take any action with respect to its Shares or other securities that is prohibited by the terms of this Agreement.
2.5    Withholding. Each of the Paying Agent, Parent, the Company and the Surviving Corporation, or any Subsidiary of Parent, the Company or the Surviving Corporation, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom pursuant to any applicable Laws relating to Taxes. To the extent that any such amount is so deducted or withheld and paid over to the appropriate Governmental Entity, such amount shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The parties shall cooperate in good faith to obtain any available exemption from, or reduction of, such withholding.
ARTICLE III

Representations and Warranties
3.1    Representations and Warranties of the Company. Except as set forth in (x) other than with respect to the representations and warranties set forth in Sections 3.1(a), (b), (c) and (d), the Company Reports filed with the SEC at least two business days prior to the date of this Agreement (excluding in each case any disclosures set forth in any risk factor section or in any other section thereof to the extent they are cautionary, predictive or forward-looking in nature and not statements of historical fact) or (y) the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Merger Sub that:
(a)    Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or similar entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Change. The Company has made available to Parent complete and correct copies of the Company’s and its Significant Subsidiaries’ charters and by-laws or comparable governing documents, each as amended to and in effect on the date hereof. As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, (ii) “Significant Subsidiary” is as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (iii) “Company Material Adverse Change” means any event, change, effect, development, circumstance, condition, state of facts or occurrence (each a “Change”) that, when considered individually or in the aggregate with all other Changes, is or would be reasonably likely to (x) prevent, materially delay or materially impair the ability of the Company to timely perform its obligations under, and consummate the transactions contemplated by, this Agreement or (y) be materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, that no Change resulting from the following shall constitute or be taken into account in determining whether there has been a Company Material Adverse Change under clause (y) (other than in the case of the following clauses (A), (B), (D), (E), (F) and (G), to the extent that such Change is disproportionately adverse to the Company and its Subsidiaries taken as a whole relative to other companies of similar size operating in the industries or markets in which the Company and its Subsidiaries operate in which case only the incremental disproportionate adverse impact or impacts of such Change may be taken into account in determining whether a Company Material Adverse Change has occurred):
(A)    Changes in legal, tax, economic, political and/or regulatory conditions generally in the United States or other countries in which the Company or any of its Subsidiaries conduct operations, including (1) any Changes generally affecting the securities, credit or financial markets or (2) any Changes in interest or exchange rates;
(B)    Changes generally affecting the industry or industries in which the Company or any of its Subsidiaries operate (including such Changes resulting from general economic conditions);
(C)    the announcement or pendency of this Agreement and the transactions contemplated hereby (including the Merger and the announcement of any pending litigation or regulatory matters), including as a result of the identification of Parent or any of its Affiliates as the acquirer of the Company (it being understood, in each case, that this clause (C) shall not apply to any representation or warranty in Section 3.1 to the extent the purpose of such representation or warranty is to address consequences resulting from the execution, delivery or performance of this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby);

(D)    Changes arising out of geopolitical conditions, acts of terrorism or sabotage, cyberterrorism (including by means of cyber-attack by or sponsored by a Governmental Entity), civil disturbances or unrest, war (whether or not declared), the commencement, continuation or escalation of a war or military action, acts of hostility, weather conditions or other acts of God (including storms, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, mudslides, wild fires, floods or other natural disasters) or force majeure events, including any material worsening of such conditions threatened or existing on the date of this Agreement;
(E)    Changes arising due to COVID-19 or any Law, directive, pronouncement or guideline issued by a Governmental Entity that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic), or any change in such Law, directive, pronouncement or guideline or interpretation thereof, in each case, to the extent that they have the force of law or are binding on or affecting the Person to which they purport to apply, following the date of this Agreement or the Company or its Subsidiaries’ compliance therewith;
(F)    any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation or change in applicable Laws after the date of this Agreement, including, to the extent relevant to the business of the Company or its Subsidiaries, in any legal or regulatory requirement or condition or the regulatory enforcement environment;
(G)    Changes in GAAP or any foreign equivalents thereof after the date hereof or the interpretations thereof;
(H)    any (1) action taken by Parent or its Affiliates or (2) action or omission pursuant to the written request, or with the written consent of, Parent;
(I)    any failure by the Company to meet any internal or public projections, forecasts or estimates of revenues, earnings or other financial performance or results of operations for any period, provided that the exception in this clause shall not prevent or otherwise affect a determination that any Change underlying such failure has resulted in, or contributed to, a Company Material Adverse Change; and
(J)    a decline in the price or trading volume of the Company’s common stock, provided that the exception in this clause shall not prevent or otherwise affect a determination that any Change underlying such decline has resulted in, or contributed to, a Company Material Adverse Change.
As used in this Agreement, “Affiliate” means with respect to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. As used in this Agreement, “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof. As used in this Agreement, “COVID-19 Measures” means any quarantine, shelter in place, stay at home, workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, action, claim, suit, proceeding or directive by any Governmental Entity, in each case, to the extent that they have the force of law or are binding on or affecting the Person to which they purport to apply, in connection with or in response to COVID-19, including, but not limited to, the Families First Coronavirus Response Act, Pub. L. No. 116-127 (116th Cong.), the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. No. 116-136), Consolidated Appropriations Act, 2021(Pub. L. 116-260),

the Presidential Memorandum on “Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster” dated August 8, 2020 (including IRS Notice 2020-65 and IRS Notice 2021-11). As used in this Agreement, “Governmental Order” means any order, judgment, injunction, ruling, decree, writ, stipulation, determination, settlement or award, in each case, entered by or with any Governmental Entity. As used in this Agreement, “Pandemic Response Laws” means the Families First Coronavirus Response Act, Pub. L. No. 116-127 (116th Cong.), the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. No. 116-136), Consolidated Appropriations Act, 2021 (Pub. L. 116-260), the Presidential Memorandum on “Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster” dated August 8, 2020 (including IRS Notice 2020-65 and IRS Notice 2021-11), and any other similar, corresponding, or additional federal, state, local, provincial, or non-U.S. Law, or administrative guidance intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.
(b)    Capital Structure.
(i)    The authorized capital stock of the Company consists of 300,000,000 Shares, of which 43,898,310 Shares (inclusive of 1,953,954 treasury shares) were outstanding as of the close of business on December 11, 2021 (the “Measurement Date”), and 32,000,000 shares of preferred stock, without par value, none of which were outstanding as of the date hereof. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. As of the Measurement Date, other than 1,768,000 Shares reserved for issuance under the Company’s Stock Compensation Plan (as amended and restated as of May 8, 2019) (the “Stock Plan”), including pursuant to awards outstanding, the Company has no Shares reserved for issuance.
(ii)    Section 3.1(b)(ii) of the Company Disclosure Letter contains a correct and complete list of Restricted Shares, Stock Options, Restricted Stock Units and Performance Stock Units outstanding under the Stock Plan, including (A) the name of the holder or other identifiable identifier, (B) the date of grant, (C) the vesting criteria, and (D) the number of Shares underlying such awards (at target performance levels for any Performance Stock Units), subject to any applicable Privacy Laws that restrict the Company’s ability to provide such information about each outstanding award.
(iii)    Except as set forth in Sections 3.1(b)(i) and (ii) or in Section 3.1(b)(iii) of the Company Disclosure Letter, there are no (A) bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any of its Subsidiaries on any matter, (B) preemptive, subscription or other outstanding rights, options, warrants, conversion rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding or (C) options, warrants, conversion rights, stock appreciation rights, performance shares, contingent value rights, “phantom” equity or stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company or any of its Subsidiaries (the items in clauses (A), (B) and (C), collectively with the Shares, “Company Securities”). Upon any issuance of any Shares in accordance with the terms of the Stock Plan or the applicable award agreement for awards issued outside of the Stock Plan, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. From the close of business on the Measurement Date to the execution of this Agreement, neither the Company nor any of its Subsidiaries has issued or agreed to issue any Company Securities.
(iv)    Section 3.1(b)(iv) of the Company Disclosure Letter contains a correct and complete list of each of the Company’s Subsidiaries, including its jurisdiction of incorporation or formation, and a true and complete list of each other corporation, partnership, limited liability company or other entity that is not a Subsidiary but in which the Company, directly or indirectly, owns an equity interest (each, a “Company Minority Interest Business”). All of the shares of capital stock or other equity or voting interests of each such Company Minority Interest Business that are owned, directly or indirectly, by the Company or any of its Subsidiaries are owned free and clear of all Liens except for Permitted Tax Liens. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries and its interests in the Company Minority Interest Businesses, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person. Except as set forth on Section 3.1(b)(iv) of the Company Disclosure Letter, each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by one or more wholly owned Subsidiaries of the Company, free and clear of any lien, charge, pledge, security interest, claim, license, option, right of first refusal or other encumbrance (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (other than certain Permitted Tax Liens) (each, a “Lien”). “Permitted Tax Liens” are liens that relate to Taxes, assessments and governmental charges or levies imposed upon the Company (A) that are not yet due and payable or (B) that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company’s books and records.

(c)    Corporate Authority; Approval and Fairness.
(i)    The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and, subject only to approval of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Company Requisite Vote”), to perform its obligations under this Agreement and to consummate the Merger (subject to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles regardless of whether enforcement is considered in a proceeding in equity or at law (the “Bankruptcy and Equity Exception”).
(ii)    The Company Board has (A) made the Company Recommendation, (B) directed that this Agreement be submitted to the holders of Shares for their approval at a stockholders’ meeting duly called and held for such purpose and (C) received the opinion of its financial advisor to the effect that, based upon and subject to the assumptions, procedures, matters, qualifications and limitations set forth in the opinion, the Per Share Merger Consideration to be received by the holders of the Shares in the Merger is fair from a financial point of view, as of the date of such opinion, to such holders, a signed true and complete copy of which will promptly be provided to Parent (for informational purposes only) following receipt by the Company Board. It is agreed and understood that such opinions are for the benefit of the Company Board and may not be relied on by Parent or Merger Sub.
(iii)    The Company Requisite Vote is the only vote of the holders of any class or series of the Company’s capital stock or other securities required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement. No vote of the holders of any class or series of the Company’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated by this Agreement to be consummated by the Company other than the Merger.
(d)    Governmental Filings; No Violations; Certain Contracts.
(i)    Other than the filing of the Certificate of Merger and filings and/or notices (A) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), any other applicable antitrust laws and any other antitrust, merger control, competition, investment or similar Laws of any foreign jurisdiction (together with the HSR Act, “Antitrust Laws”), (B) under the Exchange Act, (C) under the rules of the New York Stock Exchange (“NYSE”) and (D) pursuant to any applicable foreign or state securities or blue sky laws (collectively, clauses (A) through (D), the “Company Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, (x) individually or in the aggregate, be reasonably likely to have a Company Material Adverse Change or (y) prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.
(ii)    Assuming receipt of the Company Approvals and the receipt of the Company Requisite Vote, the execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not constitute or result in (A) a breach or violation of, or a default under, the charter or by-laws of the Company or the comparable governing instruments of any of its Significant Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any material obligations pursuant to, any Lease, Existing Encumbrance, license, contract, note, mortgage, indenture, agreement, arrangement or other instrument or obligation (each, a “Contract”) binding upon the Company or any of its Subsidiaries, or (C) assuming compliance with the matters referenced in Section 3.1(d)(i), a violation of any Laws to which the Company or any of its Subsidiaries is subject, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Change or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.
(e)    Company Reports; Financial Statements.
(i)    The Company has filed or furnished, as applicable, (A) its annual report on Form 10-K for the fiscal year ended December 31, 2020, (B) its quarterly reports on Form 10-Q for its fiscal quarters ended after December 31, 2020, (C) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 31, 2020, and (D) all other forms, reports, schedules, and other statements required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) since January 1, 2019 (the “Applicable Date”) (clauses (A) through (D) collectively, the “Company Reports”). As of its respective date, or in the case of registration statement, on the date of effectiveness of such registration statement, and, if amended, as of the date of the last such amendment, each Company Report complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (“SOX”), and any rules and regulations promulgated thereunder applicable to the Company Report. As of its respective date, and, if amended, as of the date of the last such amendment, no Company Report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii)    Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of Company Reports filed after the date hereof, will fairly present in all material respects, the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of operations, stockholders’ equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects, or in the case of Company Reports filed after the date hereof, will fairly present in all material respects, the consolidated results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) on a consistent basis during the periods involved, except as may be noted therein. There are no unconsolidated Subsidiaries of the Company, or any “off-balance sheet” arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.
(iii)    The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. No significant deficiency, material weakness or fraud (in the case of fraud, whether or not material), that involves management or other employees was identified in management’s assessment of internal controls as of December 31, 2020. The Company maintains “disclosure controls and procedures” (as defined by Rule 13a-15 or 15d-15 under the Exchange Act). Such disclosure controls and procedures are effective to ensure that material information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and to make the certifications required pursuant to Sections 302 and 906 of SOX.
(iv)    Since the Applicable Date, the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Company Reports, and the statements contained in such certifications were and are true and complete on the date such certifications were made and as of the date of this Agreement, respectively. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.
(v)    Since the Applicable Date, (A) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material and substantiated complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.
(vi)    As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company Reports. To the Knowledge of the Company, none of the Company Reports is subject to ongoing review or outstanding SEC comment or investigation.
(vii)    The Company is in compliance in all material respects with (A) the provisions of SOX and (B) the rules and regulations of the New York Stock Exchange, in each case, that are applicable to the Company.
(f)    Absence of Certain Changes. Since October 2, 2021 and ending on the date hereof, (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of businesses, (ii) there has not been any Change that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Change, or (iii) there has not been any action taken or agreed to be taken by the Company that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of clauses (i), (ii), (iii), (v), (vi), (vii), (viii), (ix), (x), (xi), (xii), (xiii) or (xiv) of Section 4.1.
(g)    Litigation and Liabilities.
(i)    Except as set forth on Section 3.1(g)(i) of the Company Disclosure Letter, since December 31, 2020, there have been no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings (collectively, “Actions”) pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, which, individually or in the aggregate, is reasonably likely to be material to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any material Order of any Governmental Entity. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of the Company, threatened in writing that seek to enjoin or would be reasonably likely to have the effect of preventing or making illegal the Merger and the other transactions contemplated by this Agreement.
(ii)    Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto, other than liabilities and obligations (A) set forth in the Company’s consolidated balance sheet as of October 2, 2021 included in the Company Reports, (B) incurred in the ordinary course of business since October 2, 2021 (none of which relate to breach of Contract, breach of warranty, tort, infringement or violation of applicable Laws), (C) incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement or (D) that, individually or in the aggregate, are not reasonably likely to be material to the Company and its Subsidiaries taken as a whole.

The term “Knowledge” when used in this Agreement with respect to the Company shall mean the actual knowledge of those persons set forth in Section 3.1(g)(ii) of the Company Disclosure Letter in each case after reasonable inquiry.
(h)    Employee Benefits.
(i)    All material Benefit Plans are listed by the jurisdiction to which such Benefit Plan applies on Section 3.1(h)(i) of the Company Disclosure Letter. As used herein, “Benefit Plan” means each benefit or compensation plan, policy or arrangement sponsored, maintained, contributed to or required to be contributed to by the Company and its Subsidiaries, or with respect to which the Company and its Subsidiaries could reasonably be expected to have any material liability, including (A) “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA), and (B) deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus, profit sharing, retention, employment, consulting, change in control, retirement, supplemental retirement, retiree medical or life insurance, 13th and 14th month bonus, jubilee payment, welfare-benefit or fringe benefit plans, policies, programs, agreements or arrangements. With respect to each Benefit Plan, the Company has made available to Parent, to the extent applicable, copies of: (A) the written plan document and any amendments currently in effect, (B) a written description of the material terms of any Benefit Plan that is not set forth in a written document, (C) the most recent summary plan description and each summary of material modifications, if any, (D) the most recent annual report (Form 5500 series) filed with the Internal Revenue Service (the “IRS”) or any equivalent non-U.S. Governmental Entity and (E) the most recent determination or opinion letter, if any, issued by the IRS or any non-U.S. Governmental Entity.
(ii)    Except for matters that, individually or in the aggregate, are not reasonably likely to be material to the Company or its Subsidiaries taken as a whole, (A) each Benefit Plan is in compliance in all material respects with its terms and ERISA, the Internal Revenue Code of 1986, as amended (the “Code”) and other applicable Laws, (B) each Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is the subject of a favorable opinion letter from the IRS on the form of such Benefit Plan, and the Company is not aware of any circumstances that are reasonably expected to result in the loss of the qualification of such Pension Plan under Section 401(a) of the Code and (C) neither the Company nor any of its Subsidiaries has engaged in a transaction that could reasonably be expected to subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material to the Company.

(iii)    Neither the Company nor any of its ERISA Affiliates maintains, sponsors, contributes to, or has any obligation to contribute to, or has any liability under or with respect to (A) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (B) a single employer plan (within the meaning of Section 4001(a)(15) of ERISA) or any other plan that is or was subject to Section 412 of the Code or Title IV of ERISA, (C) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (D) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). Neither the Company nor any of its ERISA Affiliates has or is reasonably expected to incur any material liability under Subtitle C or D of Title IV of ERISA with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code. The term “ERISA Affiliate” means, with respect to any entity, trade, or business, any other entity, trade, or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade, or business, or that is a member of the same “controlled group” as the first entity, trade, or business pursuant to Section 4001(a)(14) of ERISA.
(iv)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or its Subsidiaries taken as a whole, all contributions, premiums or payments required to be made with respect to any Benefit Plan have been made on or before their due dates or accrued in accordance with GAAP. As of the Closing Date, no Pension Plan will have an “unfunded benefit liability” within the meaning of Section 4001(a)(18) of ERISA. No “reportable event,” as such term is used in Section 4043 of ERISA, “accumulated funding deficiency,” as such term is used in Section 412 or 4971 of the Code or Section 302 of ERISA or application for or receipt of a waiver from the IRS of any minimum funding requirement under Section 412 of the Code has occurred with respect to any Pension Plan.
(v)    Except as set forth on Section 3.1(h)(v) of the Company Disclosure Letter, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby could, directly or in combination with any other event, (A) constitute a triggering event under any Benefit Plan or arrangement to which the Company or any of its Subsidiaries is a party that will result in any material payment becoming due from the Company or any of its Subsidiaries to any current or former employee, director, officer or individual independent contractor (or their dependents) of the Company or any of its Subsidiaries, or (B) result, separately or in the aggregate, in the payment, acceleration or enhancement of any benefit, or materially increase the amount of compensation due to any current or former employee, director, officer or individual independent contractor (or their dependents) of the Company or any of its Subsidiaries.
(vi)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in connection with any other event(s), is reasonably expected to give rise to any “excess parachute payments” as defined in Section 280G of the Code. Neither the Company nor any of its Subsidiaries have any obligation to reimburse, gross-up, indemnify or otherwise pay any Taxes or Tax-related penalties imposed under Section 409A or Section 4999 of the Code.

(vii)    With respect to each group health plan benefiting any current or former employee of the Company, any of its Subsidiaries or any of the Company’s ERISA Affiliates that is subject to Section 4980B of the Code, the Company, each of its Subsidiaries and each ERISA Affiliate have complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.
(viii)    Each Benefit Plan that could be a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) has been documented and operated in all material respects in compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder so as to avoid any material tax, interest or penalty thereunder. No Stock Option has been granted with an exercise price that is less than the fair market value of the Shares subject thereto on the date of grant, to the extent required by applicable Law.
(ix)    As of the date hereof, there is no material pending or, to the Knowledge of the Company, threatened in writing litigation against or on behalf of any Benefit Plan or any sponsor or fiduciary thereof, or otherwise relating to the Benefit Plans, other than routine claims for benefits. To the Knowledge of the Company, no Benefit Plan is the subject of any audit, investigation or examination by any Governmental Entity.
(x)    With respect to each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to for the benefit of employees located outside the United States (each, a “Non-U.S. Benefit Plan”), except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or its Subsidiaries taken as a whole, (A) all employer and employee contributions to each Non-U.S. Benefit Plan required by applicable Law or by the terms of such Non-U.S. Benefit Plan or pursuant to any other contractual obligation (including contributions to all mandatory provident fund schemes) have been timely made in accordance with applicable Law or the terms of such Non-U.S. Benefit Plan, (B) from and after the Closing, such funds, accruals or reserves under the Non-U.S. Benefit Plans shall be used exclusively to satisfy benefit obligations accrued under such Non-U.S. Benefit Plans or else shall remain or revert to Parent or its Affiliates (including the Company) in accordance with the terms of such Non-U.S. Benefit Plan or applicable Law, and (C) each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities in all material respects.
(i)    Compliance with Laws; Licenses.
(i)    The businesses of each of the Company and its Subsidiaries have not been since the Applicable Date, and are not being, conducted in violation of any applicable federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for violations that, individually or in the aggregate, are not reasonably likely to be material to the Company and its Subsidiaries, taken as a whole.

(ii)    None of the Company, its Subsidiaries or its Affiliates, or to the Knowledge of the Company, their ultimate beneficial owners, officers, directors, agents, sales representatives, distributors, or third parties acting on behalf of such Persons, has since the Applicable Date (A) violated any applicable Anti-Corruption Laws, Anti-Money Laundering Laws or Global Trade Laws and Regulations (each as defined below); or (B) offered, paid, promised to pay, authorized the payment of, received, or solicited anything of value under circumstances such that all or a portion of such thing of value would be offered, given, or promised, directly or indirectly, to any Person to obtain any improper advantage.
(iii)    Except with respect to filings described in Section 4.5, and except as set forth on Section 3.1(i)(iii) of the Company Disclosure Letter, at no time since the Applicable Date has the Company, its Subsidiaries or its Affiliates, or to the Knowledge of the Company, their ultimate beneficial owners, officers, directors, agents, sales representatives, distributors, or third parties acting on behalf of such Persons, (A) made a voluntary, directed, or involuntary disclosure to any Governmental Entity or similar agency with respect to any alleged act or omission arising under or relating to any potential noncompliance with any Anti-Corruption Law, Anti-Money Laundering Law, or Global Trade Laws and Regulations; or (B) been the subject of current, pending, or threatened investigation, formal or informal inquiry or enforcement proceedings by any Governmental Entity for violations of Anti-Corruption Laws, Anti-Money Laundering Law, or Global Trade Laws and Regulations or received any notice, request, or citation from any Governmental Entity for any actual or potential noncompliance with any Anti-Corruption Law, Anti-Money Laundering Law, or Global Trade Laws and Regulations.
(iv)    None of the Company, its Subsidiaries or its Affiliates, or their ultimate beneficial owners, officers, directors, or to the Knowledge of the Company, agents, sales representatives, distributors, or third parties acting on behalf of such Persons is currently a Restricted Party (as defined below).
(v)    At no time since the Applicable Date has the Company, its Subsidiaries or its Affiliates, or to the Knowledge of the Company, their ultimate beneficial owners, officers, directors, agents, sales representatives, distributors, or third parties acting on behalf of such Persons, engaged in any direct or indirect dealings or transactions in or with a Restricted Party or Restricted Country (as defined below), nor is the Company or any its Subsidiaries currently engaged in any such activities.
(vi)    As used in this Section 3.1(i):
(A)    “Anti-Corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, commercial entity, or any other Person to obtain an improper business advantage, such as, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010 and all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

(B)    “Anti-Money Laundering Laws” means Laws relating to money laundering, including financial recordkeeping and reporting requirements, such as, without limitation, the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, Directive (EU) 2018/843 of the European Parliament and of the Council of 30 May 2018 amending Directive (EU) 2015/849 (“AML 5”) and all national and international Laws enacted to implement AML 5, the Luxembourg Law of 12 November 2004 on the fight against money laundering and terrorist financing, as amended, the UK Proceeds of Crime Act 2002, the UK Terrorism Act 2000, as amended, all money laundering-related Laws of other jurisdictions where the Company or any of its Subsidiaries conducts business or owns assets, and any related or similar Law.
(C)    “Global Trade Laws and Regulations” means the U.S. Export Administration Regulations; the U.S. International Traffic in Arms Regulations; the import laws administered by U.S. Customs and Border Protection; the economic sanctions rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”); the anti-boycott laws and regulations administered by the U.S. Departments of Commerce and Treasury; European Union (“EU”) Council Regulations on export controls, including Nos. 428/2009 and 267/2012; other EU Council sanctions regulations, as implemented in EU Member States; sanctions regimes implemented under the UK Sanctions and Anti-Money Laundering Act 2018; Canadian sanctions policies; United Nations sanctions policies; all relevant regulations made under any of the foregoing; and other similar economic and trade sanctions, export or import control laws.
(D)    “Governmental Entity” means (i) any national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, or arbitrator or arbitral body or self-regulatory agency; (ii) any public international organization; (iii) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (i) or (ii) of this definition; (iv) any company, business, enterprise, or other entity owned, in whole or in part, or controlled by any government, entity, organization, or other Person described in the foregoing clauses (i), (ii) or (iii) of this definition; or (v) any political party.
(E)    “Government Official” means (i) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity; (ii) any political party or party official or candidate for political office; (iii) a Politically Exposed Person (PEP) as defined by the Financial Action Task Force (FATF), or Groupe d’action Financière sur le Blanchiment de Capitaux (GAFI), or AML 5; or (iv) any official, officer, employee, or representative of a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Entity.

(F)    “Restricted Country” means any country or geographic region subject to comprehensive economic sanctions administered by OFAC which currently includes: Crimea, Cuba, Iran, North Korea, and Syria.
(G)    “Restricted Party” means (i) any Person included on one or more of the Restricted Party Lists (as defined below), (ii) any Person owned by or acting on behalf of a Person included on one or more of the Restricted Party Lists, or (iii) a Person ordinarily resident in or an entity that is located in or organized under the laws of, or owned by or acting on behalf of, a Restricted Country.
(H)    “Restricted Party Lists” includes the list of sanctioned entities maintained by the United Nations; the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, and the Sectoral Sanctions Identifications List, all administered by OFAC; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce; the consolidated list of Persons, Groups and Entities subject to EU Financial Sanctions, as implemented by the EU Common Foreign & Security Policy; the UK Sanctions List, as implemented by the United Kingdom; and similar lists of restricted parties maintained by other applicable Governmental Entities.
(j)    Takeover Statutes. Assuming that the representations and warranties of Parent and Merger Sub set forth in Section 3.2(i) are true and correct, no restrictions contained in any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s charter or by-laws is applicable to the execution, delivery or performance of this Agreement or the consummation of the Merger.
(k)    Environmental Matters.
(i)    (A) The Company and its Subsidiaries are, and since the Applicable Date have been, in material compliance with all applicable Environmental Laws; (B) the Company and its Subsidiaries possess and are, and since the Applicable Date have been, in material compliance with all material permits, registrations, licenses, and other authorizations required under applicable Environmental Laws for the operation of their respective businesses as presently conducted (“Environmental Permits”), and have not received written notice regarding the revocation, rescission, or termination of any material Environmental Permit; (C) neither the Company nor any of its Subsidiaries has received any written claim, notice or citation, the subject matter of which is unresolved, concerning any material violation of or material liability under any applicable Environmental Law; (D) there are no material decrees, orders or judgments outstanding, or any material complaints, suits or proceedings pending or, to the Knowledge of the Company, threatened, concerning compliance by the Company or any of its Subsidiaries with or liability under any Environmental Law; (E) neither the Company nor any of its Subsidiaries has provided an indemnity with respect to, any outstanding material liability of any other Person under any Environmental Laws, except for such indemnities included in the Leases or provided to lenders related to any financing agreement; (F) neither the Company nor any of its Subsidiaries has Released any Hazardous Substance at any of the Owned Properties or Leased Properties, nor to the Knowledge of the Company has any prior Release occurred at any of the Owned Properties, Leased Properties, except in all cases as would not be reasonably likely to result in material liability under Environmental Laws to the Company or any of its Subsidiaries; and (G) the Company has made available to Parent all Phase I or II environmental site assessments and all material written environmental audit reports from the last five years related to the Company’s or any of its Subsidiaries’ material compliance with or material liability under

Environmental Laws at the Owned Properties or Leased Properties, each to the extent in its possession or control.
(ii)    As used herein, the term “Environmental Law” means any applicable Law of any Governmental Entity (A) concerning pollution or the protection of the environment, (including air, water, soil and natural resources) or (B) the Release of or human exposure to any Hazardous Substances, in each case as presently in effect.
(iii)    As used herein, the term “Hazardous Substance” means any substance, chemical, material or waste presently listed, designated, classified, or defined as hazardous, toxic, a contaminant, a pollutant, or radioactive or terms of similar import, including but not limited to petroleum and any derivative or by-products thereof, PCBs, asbestos and asbestos-containing materials, per- or polyfluoroalkyl substances, lead and lead-containing substances or 1,4-dioxane.
(iv)    As used herein, the term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, leaching, releasing, escaping, dumping, migrating or disposing into, through or upon the environment.
(l)    Taxes.
(i)    All income Tax Returns and all material Tax Returns (other than income Tax Returns) of each member of the Company Group required to have been filed with any Governmental Entity in accordance with any applicable Law in the last five years have been duly and timely filed with the proper Governmental Entity (after giving effect to any tolling, waiver, mitigation or extension thereof), and each member of the Company Group has timely complied (after giving effect to any tolling, waiver, mitigation or extension thereof), in all material respects, with all material Tax information reporting requirements under all applicable Laws in the last five years;
(ii)    All material Taxes required to be paid by each member of the Company Group have been duly and timely paid (after giving effect to any tolling, waiver, mitigation or extension thereof);
(iii)    No claims or deficiencies for any material Taxes of the Company Group are being asserted or proposed or, to the Knowledge of the Company, threatened, by a Governmental Entity and no audit or investigation of any Tax Return of any member of the Company Group (or the Company Group) is currently underway or, to the Knowledge of the Company, threatened by a Governmental Entity other than routine correspondence audits and requests for information from a Governmental Entity that do not require extensive examination;

(iv)    Each member of the Company Group has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor, creditor, equity holder, stockholder, or other third party;
(v)    Other than Liens for Taxes (x) that are not yet due and payable or (y) that are being contested in good faith and for which adequate reserves have been, and are being, maintained in accordance with GAAP, there are no Liens for Taxes upon any asset owned or held directly or indirectly by any member of the Company Group;
(vi)    Adequate provision has been made in the Company Reports for payment of all material Taxes of the Company Group that were not yet due and payable as of October 2, 2021, and all material Taxes of any member of the Company Group (and the Company Group) accrued following the end of the most recent period covered by the Company Reports have been accrued in the ordinary course of business of the Company Group;
(vii)    None of the Company Group has deferred any payment of material Taxes (that would otherwise be due) through any automatic extension or other grant of relief provided by a Pandemic Response Law, except in each case to the extent accrued on the Company Reports;
(viii)    No member of the Company Group (whether with respect to any member of the Company Group, any asset owned or held directly or indirectly by any member of the Company Group, or otherwise) has waived or extended (or requested or agreed to waive or extend) any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax Return, Tax assessment, or Tax deficiency that will survive the Closing;
(ix)    In the last five years, no member of the Company Group has sought or obtained a ruling from any Governmental Entity which may affect the Tax position of a member of the Company Group, or any asset owned or held directly or indirectly by any member of the Company Group, subsequent to the Closing Date;
(x)    With respect to each member of the Company Group, other than any such claims that have been resolved and were not material in the aggregate, no claim has been made in the last five years by a Governmental Entity in a jurisdiction where such member of the Company Group does not file Tax Returns that it is, or may be subject to, taxation by that jurisdiction (whether with respect to such member or any asset owned or held directly or indirectly by any member of the Company Group, or otherwise);
(xi)    No power of attorney has been executed by, or entered into, on behalf of any member of the Company Group with respect to Taxes or any matter related to Taxes that will survive the Closing;

(xii)    As of the Closing, no member of the Company Group has any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, provincial, or non-U.S. Law), as a transferee or successor, and whether by operation of Law, Contract, or otherwise, and in the last five years no claim for liability has been asserted against any member of the Company Group (or the Company Group) as a transferee or successor, by Law, Contract, or otherwise;
(xiii)    In the last five years, no member of the Company Group has ever been included in (or includible in) any “affiliated group” within the meaning of Section 1504(a)(1) of the Code (other than an “affiliated group” within the meaning of Section 1504(a)(1) of the Code of which the Company is the parent);
(xiv)    In the last five years, no member of the Company Group ever has entered into or participated in any transaction that is described as (A) a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) (or any similar provision of state, local, provincial, or non-U.S. Law) or (B) a “tax shelter” within the meaning of Section 6662 of the Code or the Treasury Regulations promulgated thereunder (or any similar provision of state, local, provincial, or non-U.S. Law);
(xv)    No member of the Company Group (or the Investor in respect of a member of the Company Group) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, or (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, provincial or non-U.S. Law) executed on or prior to the Closing Date;
(xvi)    In the last five years, no member of the Company Group has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code; and
(xvii)    Any related party transactions subject to Section 482 of the Code (or any corresponding or similar provision of state, local, provincial, or non-U.S. Law) conducted by any member of the Company Group have been on an arm’s-length basis in accordance with Section 482 of the Code (and any corresponding or similar provision of state, local, provincial, or non-U.S. Law), and all related documentation and filings required by each such Law have been prepared or obtained and, if necessary, retained or filed with the applicable Governmental Entity.
As used in this Agreement, (A) the term “Tax” (including, with correlative meaning, the term “Taxes”) shall mean each of (i) any and all federal, state, county, local, provincial, foreign, non-U.S., and other taxes (including, for the avoidance of doubt, income, gross income, net income, profits, premium, disability, alternative minimum, stamp, value added, goods and services, estimated, excise, sales, use, occupancy, rent, gross receipts, franchise, inventory, ad valorem, severance, capital levy, capital gains, net worth, production, environmental, fuel, escheat, unclaimed property, transfer, deed, documentary, recording, conveyance, license, lease, registration, withholding, employment, social contribution, social security (or similar), unemployment compensation, imputed underpayment under Section 6225 of the Code (or any other similar provision of state, local, provincial, or non-U.S. law), liability under Code Section 965(h), and other payroll-related taxes, real property taxes, personal property taxes, import duties, custom duties, and other governmental charges and assessments of any kind or nature), whether disputed or not, and whether or not measured in whole or in part by net income, and irrespective of whether owed as a primary, secondary, or joint liability, and including deficiencies, interest, additions to tax, or interest and penalties with respect thereto, (ii) any liability for the payment of amounts described in clause (i) as a result of transferee liability, of being a member of an affiliated, consolidated, combined, or unitary group for any period or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity, or tax allocation agreement or any other agreement to indemnify any other Person, (B) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, information returns, any amendment thereof, and all related and supporting information), including any claim for refund, amended return, or declaration of estimated Tax, and including, where permitted or required, combined, consolidated, or unitary returns for any group of entities, and (C) the term “Company Group” shall mean the Company, its Subsidiaries, and each other entity in which the Company or any Subsidiary of the Company owns an interest that is classified as equity for U.S. federal income tax purposes (or any similar or corresponding provision of applicable state, local, provincial, or non-U.S. Law).
(m)    Labor Matters.
(i)    Except as set forth on Section 3.1(m) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union, labor organization or similar organization. Except as would not, individually or in the aggregate, be reasonably likely to be material to the Company or its Subsidiaries, since the Applicable Date, (A) there are and have been no labor strikes, disputes, walk-outs, work stoppages, slow-downs or lockouts involving the Company or any of its Subsidiaries, (B) there are no material unfair labor practice charges before the National Labor Relations Board or any other Governmental Entity and no Action, in each case, pending or, to the Knowledge of the Company, threatened, with respect to the employees of the Company and its Subsidiaries, and (C) the Company and each of its Subsidiaries is and, since the Applicable Date, has been in compliance in all material respects with all applicable Laws relating to employment and employment practices, the classification of workers, wages, hours, collective bargaining, unlawful discrimination or harassment, immigration, terms and conditions of employment and plant closing or mass layoffs, employee whistle-blowing, termination of employment, employee privacy, occupational safety and health, or other labor matters.

(ii)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or its Subsidiaries, the Company and each of its Subsidiaries have paid in full to the employees of the Company and its Subsidiaries or adequately accrued for in accordance with applicable Laws all compensation and benefits due to or on behalf of such employees of the Company and its Subsidiaries.
(iii)    Since the Applicable Date, neither the Company nor any Subsidiary thereof has engaged in or effectuated any “plant closing” or employee “mass layoff” (in each case, as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar foreign, state or local Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries.
(iv)    Since the Applicable Date, (A) no material allegations of workplace sexual harassment, discrimination or similar misconduct have been filed in writing or, to the Knowledge of the Company, threatened in writing against the Company or any of its current or former directors, officers or senior level management employees and (B) the Company has not entered into any settlement agreement related to allegations of sexual harassment, discrimination or similar misconduct by any of its current or former directors, officers or senior level management employees.
(n)    Intellectual Property.
(i)    The Company and each of its Subsidiaries exclusively owns or has a valid and enforceable right to use all Intellectual Property material to or otherwise necessary for the conduct of the business of the Company and its Subsidiaries as conducted as of the date hereof (the “Material Intellectual Property”). (A) No written claim of invalidity or conflicting ownership rights with respect to any Material Intellectual Property that is owned by the Company or any of its Subsidiaries has been made by a third party and no such Material Intellectual Property is the subject of any pending or, to the Company’s Knowledge, threatened action, suit, claim, investigation or other proceeding; (B) no person or entity has given written notice to the Company or any of its Subsidiaries that the use of any Material Intellectual Property by the Company or any of its Subsidiaries is infringing any patent, trademark, copyright or design right, or that the Company or any of its Subsidiaries has misappropriated any trade secret; and (C) except as would not be material to the Company and its Subsidiaries taken as a whole, the use of the Material Intellectual Property by the Company and its Subsidiaries, and the conduct of the business of the Company and its Subsidiaries as conducted as of the date hereof, does not infringe any Intellectual Property right of any third party, and does not involve the material misappropriation of any trade secrets of any third party. Except as would not be material to the Company and its Subsidiaries taken as a whole, no present or former employee, officer or director of the Company or any Subsidiary, or agent, outside contractor or consultant of the Company or any Subsidiary, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Material Intellectual Property that is owned or purported by the Company to be owned by the Company and its Subsidiaries. The Company and its Subsidiaries have taken commercially reasonable steps in accordance with standard industry practices to protect their rights in the Material Intellectual Property, and at all times has maintained the confidentiality of all information that constitutes or constituted a material trade secret of the Company or any Subsidiary, including requiring all third parties having access thereto to execute written non-disclosure agreements. No software that is owned or purported by the Company to be owned by the Company or any of its Subsidiaries (“Proprietary Software”) is subject to any license that: (A) requires, or conditions the use or distribution of such Proprietary Software on the disclosure, licensing or distribution of any source code for any portion of such Proprietary Software; or (B) otherwise imposes any material limitation, restriction or condition on the right or ability of the Company or any of its Subsidiaries to use, transfer or distribute any such Proprietary Software, in each case as currently used, transferred, or distributed by the Company or any of its Subsidiaries.
(ii)    As used in this Agreement, “Intellectual Property” means all (A) trademarks, service marks, certification marks, Internet domain names, logos, trade dress, trade names and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals thereof; (B) inventions and all patents, and applications therefor, including divisions, continuations, continuations-in-part, and all renewals, extensions, reexaminations and reissues thereof; (C)  trade secrets, research records, processes, procedures, sales plans, sales strategies, customer lists, formulae, algorithms, know-how, blue prints, designs, plans (including business plans), software source code, inventions and databases, confidential information and other proprietary information and rights (whether or not patentable or subject to copyright or trade secret protection), in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use; and (D) published and unpublished works of authorship, copyrights therein and thereto, and registrations and applications therefor, and all renewals and extensions thereof.
(o)    Data Privacy and Security.
(i)    The Company and its Subsidiaries, their respective officers and employees and any processors acting on their behalf are in compliance and, since the Applicable Date, have complied with all applicable Laws from Governmental Entities relating to privacy, data security, data protection, sending solicited or unsolicited electronic mail and text messages, cookies, trackers and collection, processing, transfer, disclosure, sharing, storing, security and use of Personal Information as applicable in all relevant jurisdictions, including the European General Data Protection Regulation of April 27, 2016 (Regulation (EU) 2016/679) and/or any implementing or equivalent national Laws, the Brazilian General Data Protection Law (Lei Geral de Proteção de Dados Pessoais), as well as U.S. federal and state Laws, including the California Consumer Privacy Act of 2018, and the New York SHIELD Act (collectively, “Privacy Laws”).
(ii)    Since the Applicable Date, all information covered by the definitions of “personal data”, “personally identifiable information,” “personal information,” any substantial equivalent of these terms, or information otherwise protected under any Privacy Laws, including any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked with any individual or household (collectively, “Personal Information”), has been collected, processed, transferred, disclosed, shared, stored, protected and used by the Company and its Subsidiaries in accordance with Privacy Laws in all material respects.
(iii)    To the extent required under applicable Laws, the Company and its Subsidiaries have in place commercially reasonable policies and procedures for the collection, processing, transfer, disclosure, sharing, storing, security and use of Personal Information that comply with Privacy Laws in all material respects.
(iv)    The Company and its Subsidiaries have, in accordance with applicable Privacy Laws, (A) provided individuals with information to the extent required by applicable Privacy Laws; (B) obtained, where required, individuals’ valid consent in relation to the collection, processing, transfer, disclosure, sharing, use and sale of their Personal Information; (C) to the extent required under applicable Privacy Laws, implemented and complied with its audit, training and data protection impact assessment procedures; (D) where the Company or such Subsidiary has instructed another party to process Personal Information on the Company’s or Subsidiary’s behalf, entered into data processing agreements which comply with the requirements of the Privacy Laws in all material respects; and (E) stored Personal Information for a period that complies, in all material respects, with any applicable written data retention policy and applicable Privacy Law.
(v)    The Company and its Subsidiaries have implemented appropriate technical, physical, and organizational measures and security systems and technologies in compliance with all data security requirements under Privacy Laws to ensure the integrity and security of such Personal Information and all data of the Company and its Subsidiaries and to prevent any destruction, loss, alteration, corruption or misuse of or unauthorized disclosure or access thereto in compliance with Privacy Laws.
(vi)    The Company and its Subsidiaries have not experienced any incident in which Personal Information was or may have been stolen, lost, destroyed, altered or improperly accessed, disclosed or used without authorization, and the Company is not aware of any facts suggesting the likelihood of the foregoing, including any breach of security. No circumstance has arisen in which Privacy Laws would require the Company or any of its Subsidiaries to notify a person or Governmental Entity of a data security breach or security incident.
(vii)    The Company and its Subsidiaries have not been and are not currently (A) to the Company’s Knowledge, under audit or investigation by any Governmental Entity, including regarding collection, processing, transfer, disclosure, sharing, storing, protection and use of Personal Information, or (B) subject to any written third party (other than any Governmental Entity) notification, claim, demand, audit or action in relation to the Company’s or its Subsidiaries’ processing of Personal Information, including a notification, a claim, a demand, or an action alleging that the Company or any of its Subsidiaries has collected, processed, transferred, disclosed, shared, stored or used Personal Information in violation of applicable Privacy Laws.

(viii)    The performance of this Agreement will not violate (A) any Privacy Laws, or (B) any other privacy or data security requirements or obligations imposed under any contracts on the Company or any of its Subsidiaries. Upon execution of this Agreement, the Company and its Subsidiaries shall continue to have the right to use and process any Personal Information collected prior to the Closing in the same exact manner such data was collected, processed or used by them before the date of this Agreement in order to be able to conduct the ordinary course of business.
(p)    Insurance. All material fire and casualty, general liability, motor carrier liability, business interruption, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) are in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, are not reasonably likely to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of Insurance Policies, except for such breach, default, termination or modification that would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Change.
(q)    Material Contracts.
(i)    Except as set forth on Section 3.1(q) to the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by: (A) any Contract relating to indebtedness for borrowed money or that imposes a Lien on the assets of the Company or any of its Subsidiaries, or any financial guaranty thereof, in excess of $2,500,000, other than indebtedness between and among the Company and its Subsidiaries; (B) any Contract that prohibits the Company or any of its Subsidiaries from competing in any material respect in any business line or in any geographic area; (C) any Contract that involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument; (D) other than customer, carrier or supplier Contracts entered into in the ordinary course of business, any Contract that involved expenditures or guaranteed receipts by the Company or any of its Subsidiaries of more than $5,000,000 in the last fiscal year or is expected to involve expenditures or guaranteed receipts by the Company or any of its Subsidiaries of more than $5,000,000 in the current fiscal year; (E) any Contract that involved, since the Applicable Date, the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another person (other than acquisitions or dispositions of (1) inventory in the ordinary course of business, (2) assets, capital stock and other equity interests by and among the Company and its Subsidiaries, or (3) assets, capital stock and other equity interests with a value of not more than $5,000,000 individually or $25,000,000 in the aggregate); (F) any Contract (other than this Agreement) that by its terms limits the payment of dividends or other distributions by the Company or any of its Subsidiaries; (G) any material joint venture or partnership Contract; (H) any Lease that provides for annual base rent in excess of $250,000; (I) any Contract deemed to be a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (J) any Contract that contains a put, call or similar right to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person; (K) any collective bargaining agreement or other Contract with any labor union, labor organization, or works council; (L) any Contract that is a settlement, conciliation or similar agreement pursuant to which the Company or a Subsidiary other than any such Contract that (1) involves only the payment of money damages (excluding monetary damages that are fully covered by the insurance policies of the Company and its Subsidiaries) of less than $5,000,000 in the aggregate, and (2) do not involve injunctive or equitable relief that would impose any material restrictions, obligations or changes on the business or operations of the Company or any of its Subsidiaries that, in each case, would be effective after, or not terminate as a result of, the Closing; and (M) all agreements (1) for the employment or engagement of any director, officer, employee, individual independent contractor, or other Person on a full-time or consulting basis, which, if terminated, would give rise to severance or other liability or obligation in excess of $500,000 or (2) requiring severance payments or other “single-trigger” payments upon a change-in-control in excess of $500,000 (all contracts of the type described in this Section 3.1(q)(i) being referred to herein as “Company Material Contracts”).
(ii)    Except as would not be reasonably likely to result in a Company Material Adverse Change, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party, is in breach of or default under the terms of any Company Material Contract and, to the Knowledge of the Company, no event has occurred that, with or without notice, lapse of time or both, would constitute a default thereunder by the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Change, each Company Material Contract is a valid and binding obligation of the Company or its Subsidiaries which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, except that such enforcement may be subject to the Bankruptcy and Equity Exception. The Company has made available to Parent prior to the date of this Agreement complete and correct copies of each Company Material Contract (including any amendments, modifications or supplements thereof).
(r)    Real Property. Section 3.1(r) to the Company Disclosure Letter sets forth a true and complete, in all material respects, list of all real property to which the Company or any of its Subsidiaries holds a fee title estate (collectively, the “Owned Properties”), and to which the Company or any of its Subsidiaries holds a valid leasehold interest (collectively, the “Leased Properties”) pursuant to a lease by and between the Company or such Subsidiary (as the case may be), as tenant, and a Subsidiary or other third party, as landlord (collectively, the “Leases”). Except as would not be reasonably likely to result in a Company Material Adverse Change, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party, is in breach of or default under (i) any Existing Encumbrance, with respect to any Owned Property, or (ii) any Lease, with respect to any Leased Property, and each such Lease is in full force and effect as of the date of this Agreement (and no event has occurred or reasonably likely to occur, and no circumstance exists or is reasonably likely to exist, that would result in or give rise to the termination of any Lease or the Company’s or the applicable Subsidiary’s right to use and occupy any Leased Property). Except as set forth in Section 3.1(r) to the Company Disclosure Letter, neither the Company nor any of its Subsidiaries holds fee title to any real property or holds any leasehold interest in any real property. As used herein, “Existing Encumbrance” means, with respect to any Owned Property, any easement, restriction, covenant, condition, lease, license, exception, preemptive right, mortgage, lien, security interest or other encumbrance that is recorded in the applicable official records where such Owned Property is located or otherwise affecting fee title to such Owned Property.

(s)    Brokers and Finders. Neither the Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has employed Morgan Stanley & Co. LLC as its financial advisor (the “Financial Advisor”).
(t)    Affiliate Transactions. Since the Applicable Date through the date of this Agreement, except for employment arrangements in the ordinary course of business, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and the Affiliates of the Company, on the other hand (other than the Company’s Subsidiaries) that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that have not been so disclosed in the Company Reports.
(u)    No Rights Plan. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.
(v)    No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.1 (as modified by the Company Reports filed with the SEC or the Company Disclosure Letter, as described in the first sentence of Section 3.1) or in any certificate delivered pursuant to this Agreement, neither the Company nor any other Person on behalf of the Company or any Subsidiary of the Company makes any other express or implied representation or warranty with respect to the Company or any Subsidiary of the Company or the transactions contemplated by this Agreement and any other assets, rights or obligations to be transferred hereunder or pursuant hereto, and the Company disclaims any other representations or warranties, whether made by the Company or any of its Affiliates or its directors, officers, managers, employees, investment bankers, attorneys, accountants and other advisors and representatives (such directors, officers, managers, employees, investment bankers, attorneys, accountants and other advisors and representatives, collectively, the “Representatives”). Except for the representations and warranties contained in this Section 3.1 (as modified by the Company Reports filed with the SEC or the Company Disclosure Letter, as described in the first sentence of Section 3.1) or in any certificate delivered pursuant to this Agreement, (a) the Company hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated, or furnished (orally or in writing) to Parent, Merger Sub or their respective Affiliates or Representatives (including any opinion, information, projection or advice that may have been or may be provided to Parent or Merger Sub by any director, officer, employee, agent, consultant, or Representative of the Company or any of its Affiliates) and (b)  the Company is not making any representations or warranties to Parent or Merger Sub regarding any projections or the future or probable profitability, success, business, prospects, opportunities, relationships and operations of the Company and/or its Subsidiaries.

3.2    Representations and Warranties of Parent and Merger Sub. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), Parent and Merger Sub jointly and severally represent and warrant to the Company that:
(a)    Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or similar entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent has made available to the Company a complete and correct copy of the charter and by-laws or comparable governing documents of Parent and Merger Sub, each as in effect on the date of this Agreement.
(b)    Corporate Authority. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and, subject only to the adoption and approval of this Agreement by Parent as the sole stockholder of Merger Sub, which adoption and approval by Parent will occur immediately following execution of this Agreement, to perform its obligations under this Agreement and to consummate the Merger (subject to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(c)    Governmental Filings; No Violations; Etc.
(i)    Other than the filing of the Certificate of Merger and filings and/or notices (A) under Antitrust Laws, (B) under the Exchange Act and (C) the Foreign Investment Clearance (collectively, clauses (A) through (C), the “Parent Approvals”), no notices, reports or other filings are required to be made by Parent and Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent and Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, be reasonably likely to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(ii)    Assuming receipt of the Parent Approvals, the execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not constitute or result in (A) a breach or violation of, or default under, the charter or by-laws or comparable governing documents of Parent or Merger Sub or the comparable governing instruments of any of Parent’s Subsidiaries (other than Merger Sub), (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or (C) assuming compliance with the matters referenced in Section 3.2(c)(i), a violation of any Laws to which Parent or any of its Subsidiaries is subject, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, would not be reasonably likely to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.
(d)    Litigation. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub that seek to enjoin or would be reasonably likely to have the effect of preventing, making illegal or otherwise interfering with the Merger and the other transactions contemplated by this Agreement.
The term “Knowledge” when used in this Agreement with respect to Parent shall mean the actual knowledge of those persons set forth in Section 3.2(d) of the Parent Disclosure Letter in each case after reasonable inquiry.
(e)    Financing.
(i)    Parent has delivered a true and complete copy of an executed commitment letter, together with all schedules and exhibits thereto, from Citigroup Global Markets Inc. and the other lenders party thereto (the “Debt Commitment Letter”), pursuant to which, and subject to the terms and conditions thereof, the lender parties thereto have committed to lend the amount set forth therein to Parent for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”) to Company on or prior to the date of this Agreement. Section 3.2(e)(i)(B) of the Parent Disclosure Letter sets forth true, accurate and complete copies of the executed commitment letter (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Financing Commitments”) between Parent and Lone Star Fund XI, L.P. (the “Investor”) pursuant to which the Investor has committed to invest the amount set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). The Equity Commitment Letters provides that (A) the Company is an express third-party beneficiary thereof and (B) Parent and the Investor have waived any defenses to the enforceability of such third-party beneficiary rights.
(ii)    As of the date of this Agreement, the Financing Commitments are in full force and effect and have not been withdrawn, rescinded or terminated or otherwise amended, supplemented or modified in any respect and, as of the date of this Agreement, no such amendment, supplement or modification is contemplated by Parent or, to the knowledge of Parent, any other party thereto except (1) to add other joint lead arrangers, bookrunners or commitment parties and (2) to document a Commitment Replacement Facility (as defined in the Debt Commitment Letter as in effect on the date hereof) (it being understood for purposes of this Agreement, that any documentation pursuant to which a Commitment Replacement Facility is effected as described in this clause (2) shall constitute an amendment of the Debt Commitment Letter (such documentation, the “Commitment Replacement Facility Commitment”)). Each of the Financing Commitments is a legal, valid and binding obligation of Parent, Merger Sub and the other parties thereto, enforceable in accordance with its terms. Other than the Financing Commitments and the Fee Letter (as defined below), there are no agreements, side letters or arrangements relating to the Financing Commitments that would be reasonably likely to affect the conditionality of the Debt Financing or the Equity Financing, and the Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent at the Closing on the terms therein. Except for the fee letter referred to in the Debt Commitment Letter (the “Fee Letter”) (true, accurate and complete copies of which Parent has delivered to the Company prior to the date of this Agreement (subject to customary redaction for fees, “flex” provisions and other economic terms so long as no redaction covers terms that would adversely affect the aggregate principal amount committed under the Debt Commitment Letter, conditionality, availability or termination of the Debt Financing)), there are no other agreements, side letters or arrangements relating to the Financing Commitments that would be reasonably likely to affect the amount or availability of the Debt Financing or the Equity Financing. As of the of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would (A) constitute a default or breach of Parent or Merger Sub, or to the Knowledge of Parent, of any other party thereto, under any term or condition of the Financing Commitments; (B) make any of the assumptions or any of the statements set forth in the Financing Commitments inaccurate in any material respect; (C) result in any of the conditions in the Financing Commitments not being satisfied; or (D) otherwise result in or would reasonably be expected to result in any portion of the Financing not being available. Neither the Investor nor any Debt Financing Source has notified Parent or Merger Sub of its intention to terminate any of the Financing Commitments or not to provide the Financing. Assuming satisfaction of the conditions set forth in Section 5.1 and Section 5.2, as of the date of this Agreement, neither Parent nor Merger Sub has reason to believe that it will be unable to satisfy, on a timely basis, any term or condition of closing to be satisfied by it with respect to the Financing Commitments or that the full amount of the Financing will not be available as of the Closing. Parent has fully paid any and all commitment fees or other fees required by the Financing Commitments (or the Fee Letter) required to be paid on or prior to the date of this Agreement. None of the Financing Commitments (or the Fee Letter) contains any commitment fee or other fee payable by the Company or any of its Subsidiaries or any of its Affiliates. The aggregate proceeds from the Financing constitute all of the debt and equity financing required to be provided by Parent to pay the aggregate Merger consideration contemplated by this Agreement (including the payment by Parent pursuant to Section 2.2) and, together with cash held by the Company and its Subsidiaries that is available to pay all costs, fees and expenses necessary to consummate the transactions contemplated by this Agreement. There are no conditions precedent or other contingencies related to the obligations of the Debt Financing Sources or Parent under the Financing Commitment, other than as expressly set forth in the Financing Commitments delivered by Parent to the Company on or prior to the date hereof and, in the case of Parent, other than as expressly set forth in this Agreement. Parent expressly acknowledges and agrees that its obligation to consummate the transactions contemplated by this Agreement and the other agreements contemplated hereunder is not subject to obtaining the Financing (or any other financing) for or in connection with the transactions contemplated by this Agreement.

(f)    Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.
(g)    Brokers and Finders. Neither Parent nor any of its Subsidiaries (including Merger Sub) has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated in this Agreement, except that Parent has employed Citibank, N.A., Royal Bank of Canada and Bank of America as its financial advisors.
(h)    Solvency. Assuming (i) satisfaction of the conditions to Parent’s obligation to consummate the Merger, or waiver of such conditions, and after giving effect to the transactions contemplated by this Agreement, including the payment of the aggregate Per Share Merger Consideration, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby and payment of all related fees and expenses and (ii) the Company is Solvent immediately prior to the Effective Time, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For purposes of this Agreement, the term “Solvent” when used with respect any Person means that, immediately following the Effective Time, (i)(A) the fair value of the assets of such Person will exceed the amount of all liabilities, contingent or otherwise, of such Person, and (B) the amount of the Present Fair Salable Value of its assets will, as of such time, exceed the probable value of all of its debts and liabilities on a consolidated basis, contingent or otherwise, as such debts and liabilities become absolute and matured, (ii) the Person will not have, as of such time, an unreasonably small amount of capital for the business in which it is engaged or will be engaged and (iii) the Person will be able to pay its Debts as they become absolute and mature. The term “Solvency” shall have its correlative meaning. For purposes of the definition of “Solvent”: (A) “Debt” means liability on a Claim; and (B) “Claim” means any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured. “Present Fair Salable Value” means the amount that may be realized if the aggregate assets of the Person (including goodwill) are sold as an entirety with reasonable promptness in an arms-length transaction under present conditions for the sale of comparable business enterprises. For purposes of this definition, “not have an unreasonably small amount of capital for the business in which it is engaged or will be engaged” and “able to pay its Debts as they become absolute and mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due. No transfer is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub, the Company or any Subsidiary of the Company.
(i)    Ownership of Company Capital Stock. Other than as a result of this Agreement, none of Parent, Merger Sub or any of their respective Affiliates is, or at any time during the last three years has been, an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company. None of Parent, Merger Sub or any of their respective Affiliates beneficially owns (as such term is used under Rule 13d-3 promulgated under the Exchange Act), or has at any time during the last three years beneficially owned, any Shares or other securities of the Company or any options, warrants or other rights to acquire Shares or other securities of, or any economic interest (through derivative securities or otherwise) in, the Company.

(j)    Proxy Statement. None of the information to be supplied in writing by Parent, Merger Sub or any Representative of Parent or Merger Sub for inclusion in the Proxy Statement, if any, will, at the time such document is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by the Company or any of its Representatives for inclusion or incorporation by reference in the Proxy Statement.
(k)    Stockholder and Management Arrangements. As of the date hereof, none of Parent, Merger Sub nor any of their Affiliates has entered into any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understanding (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company or any of its Subsidiaries (in their capacities as such) (i) relating to (A) this Agreement; (B) the Company or (C) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (ii) pursuant to which (A) any holder of Shares would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration in respect of such holder’s Shares; or (B) any holder of Shares has agreed to approve this Agreement or vote against any Superior Proposal, in each case, that is currently in effect or that would become effective in the future (upon consummation of the Merger or otherwise) and that has not been disclosed.
(l)    Investment Intention. Parent, through Merger Sub, is acquiring through the Merger the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view of the distribution (as such term is used in Section 2(11) of the Securities Act) thereof in violation of the Securities Act. Each of Parent and Merger Sub understand that the shares of capital stock of the Surviving Corporation have not been registered under the Securities Act or any “blue sky” Laws and cannot be sold unless subsequently registered under the Securities Act, any applicable “blue sky” Laws or pursuant to an exemption from any such registration.

(m)    Guarantee. Concurrently with the execution and delivery of this Agreement, Guarantor has delivered to the Company the duly executed Guarantee. The Guarantee is in full force and effect and constitutes a legal, valid and binding obligation of Guarantor, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception. No event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default on the part of Guarantor pursuant to the Guarantee.

ARTICLE IV

Covenants
4.1    Interim Operations.
(a)    The Company covenants and agrees as to itself and its Subsidiaries that, from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VI (except: (i) if Parent shall otherwise approve in writing, such approval not to be unreasonably withheld, delayed or conditioned, (ii) as otherwise expressly contemplated or required by this Agreement, (iii) as expressly set forth in Section 4.1(a) of the Company Disclosure Letter or (iv) as required by applicable Laws, any Governmental Entity or COVID-19 Measures), the business of the Company and its Subsidiaries shall be conducted, in all material respects, in the ordinary course of business (including, for the avoidance of doubt, consistent with recent past practice in light of COVID-19). Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VI, except (A) as otherwise contemplated or required by this Agreement, (B) as Parent may approve in writing (such approval not to be unreasonably withheld, delayed or conditioned), (C) as required by applicable Laws or any Governmental Entity or (D) as set forth in Section 4.1(a) of the Company Disclosure Letter, the Company will not, and will not permit its Subsidiaries, to:
(i)    adopt any amendments to its charter or by-laws or other applicable governing instruments;
(ii)    merge or consolidate the Company or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate the Company or any of its Subsidiaries, except for any such transactions solely among wholly-owned Subsidiaries of the Company;
(iii)    acquire assets or capital stock outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $10,000,000 in any transaction or series of related transactions, other than capital expenditures not otherwise prohibited by subsection (ix) of this Section 4.1(a);
(iv)    issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of the Company or any its Subsidiaries (other than (A) the issuance of Shares upon the settlement of Restricted Stock Units and Performance Stock Units (and dividend equivalents thereon, if applicable) outstanding on the date of this Agreement in accordance with the terms of such awards, (B) the issuance of Shares upon the exercise of Stock Options outstanding on the date of this Agreement in accordance with the terms of such awards, or (C) the issuance of shares of capital stock by a Subsidiary of the Company to the Company or another Subsidiary of the Company), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible, exchangeable or exercisable securities;
(v)    make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly-owned Subsidiary of the Company) in excess of $5,000,000 in the aggregate other than as would be permitted under Section 4.1(a)(iii);
(vi)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly-owned Subsidiary of the Company to the Company or to any other direct or indirect wholly-owned Subsidiary of the Company);
(vii)    reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than, to the extent required by the Stock Plan or any award outstanding on the date hereof, the acquisition of any Shares tendered by current or former employees or directors in order to pay Taxes in connection with the settlement of Restricted Shares, Restricted Stock Units or Performance Stock Units);
(viii)    incur any indebtedness for borrowed money or guarantee such indebtedness of another Person (other than a wholly-owned Subsidiary of the Company), or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for the incurrence of indebtedness for borrowed money incurred in the ordinary and usual course of business pursuant to the Company’s existing credit facilities and that can be repaid without penalty on or prior to the Closing Date and issuances of letters of credit under the Company’s revolving credit facility;
(ix)    make or authorize capital expenditures in excess of $40,000,000 in the aggregate;
(x)    make any material changes with respect to accounting policies or procedures, except as required by changes in GAAP or any foreign equivalent thereof;
(xi)    compromise or settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby) or any commitment, obligation or liability, in each case other than compromises or settlements that (A) involve only the payment of money damages (excluding monetary damages that are fully covered by the insurance policies of the Company and its Subsidiaries) of less than $2,500,000 in the aggregate, and (B) do not involve injunctive or equitable relief that would impose any material restrictions, obligations or changes on the business or operations of the Company or any of its Subsidiaries that, in each case, would be effective after, or not terminate as a result of, the Closing;

(xii)    (A) make, revoke or modify any material election related to Taxes, (B) change or otherwise alter the fiscal year of any member of the Company Group, any material matter related to Tax accounting, or any method of Tax accounting, (C) file any material amended Tax Return or any amendment or other modification to any Tax Return, (D) enter into any closing agreement (as defined in Section 7121 of the Code), (E) enter into any voluntary disclosure agreement or program with any Governmental Authority, (F) settle, compromise, concede, or abandon any material Tax claim or assessment, (G) surrender any right to claim a refund of material Taxes, (H) consent to any extension or waiver of the limitation period applicable to any, Tax, Tax claim, or Tax assessment, (I) file or join in any material Tax Return (other than a Tax Return that is prepared in accordance with past practice and custom of the Company Group), or (J) change the tax residency or tax classification of any member of the Company Group;
(xiii)    except for transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets or businesses of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, in each case which are material to the Company and its Subsidiaries taken as a whole, other than equipment, inventory, supplies and other assets in the ordinary course of business and other than pursuant to Contracts in effect prior to the date of this Agreement that have been made available to Parent prior to the date of this Agreement;
(xiv)    except as required pursuant to any Benefit Plan or Contract as in effect on the date of this Agreement, or as otherwise required by applicable Laws, (A) grant or provide any severance or termination payments or severance or termination benefits to any director or officer of the Company or any of its Subsidiaries or other employee of the Company or any of its Subsidiaries having an annual base salary of more than $250,000, (B) increase the compensation payable to or benefits provided to any director or officer or any of its Subsidiaries or other employee of the Company or any of its Subsidiaries having an annual base salary of more than $250,000, except for immaterial increases in the ordinary course of business and consistent with past practice, (C) grant any new equity awards to any director, officer, employee or other service provider of the Company or any of its Subsidiaries, (D) establish, adopt, terminate or amend any Benefit Plan or any plan, agreement, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement, other than (x) annual renewals in the ordinary course of business and consistent with past practice and consistent with the terms of such previously disclosed to Parent, (y) the funding and creation of a rabbi trust for the SPX Flow Supplemental Retirement Savings Plan, or (z) the funding and creation of a rabbi trust for the SPX FLOW Supplemental Retirement Plan for Top Management, or (E) hire or promote, other than in the ordinary course of business, any employee or other individual service provider of the Company or any of its Subsidiaries with an annual base salary of more than $250,000, or terminate the service (other than for cause) of any employee of the Company or any of its Subsidiaries with an annual base salary of more than $250,000;

(xv)    enter into, amend or modify in any material respect or terminate (except with respect to the expiration of the stated term or renewal in connection therewith) any Company Material Contract of a type referred to in clauses (B), (C), (D), (F), (G), (H), (I), (J) or (K) of Section 3.1(q)(i), other than (x) in the case of clause (H) of Section 3.1(q)(i), amendment or modification in the ordinary course of business of any such Lease that does not increase the annual rent payable thereunder by more than 10% on an annualized basis or (y) in the cause of clause (K) of Section 3.1(q)(i), amendment or modification in the ordinary course of business of any such collective bargaining agreement or other Contract that does not impose any material additional liability or obligation on the Company and its Subsidiaries;
(xvi)    adopt or implement any stockholder rights agreement, “poison pill” or similar antitakeover agreement or plan; or
(xvii)    agree, authorize or commit to do any of the foregoing.
(b)    The Company covenants and agrees as to itself and its Subsidiaries that the Company and its Subsidiaries shall take such actions (it being understood and agreed that such actions are expressly permitted notwithstanding anything to the contrary in Section 4.1(a)) as are described on Section 4.1(b) of the Company Disclosure Letter.
(c)    The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, subject to the terms, conditions and restrictions of this Agreement, complete control and supervision over its business and operations.
4.2    Acquisition Proposals.
(a)    Subject to Sections 4.2(c) and 4.2(d), the Company shall, and shall cause its Subsidiaries to, and shall instruct its and their respective Representatives to, (i) immediately cease and cause to be terminated any existing solicitation, initiation, discussion or negotiation with any Person conducted heretofore by the Company, its Subsidiaries or any of their Representatives with respect to any Acquisition Proposal or with respect to any inquiries, indications of interest, proposals or offers that would reasonably be expected to result in an Acquisition Proposal, in each case, other than (A) directing such Persons to the provisions contained in this Section 4.2 or (B) following receipt of an unsolicited Acquisition Proposal, contacting such Person or its Representatives solely to clarify the terms and conditions of such Acquisition Proposal pursuant to and in accordance with Section 4.2(c) below, (ii) promptly following the date hereof (and in any event within three business days after the date of this Agreement), request in writing that each Person that has heretofore executed a confidentiality agreement in connection with its consideration of any Acquisition Proposal or potential Acquisition Proposal promptly destroy or return to the Company all nonpublic information previously furnished by the Company or any of its Representatives to such Person or any of such Person’s Representatives in accordance with the terms of such confidentiality agreement, and (iii) promptly following the date hereof (and in any event within one business day after the date of this Agreement), terminate access to any physical or electronic data room relating to a possible Acquisition Proposal by such Person and its Representatives. The Company agrees that any failure to comply with the Company’s instructions required under this Section 4.2(a) by any of the Company’s or its Subsidiary’s Representatives shall be deemed to be a breach of this Agreement by the Company. Notwithstanding the foregoing, nothing in this Agreement shall restrict the Company from permitting a Person to request the waiver of a “standstill” or similar obligation solely to make an unsolicited and nonpublic Acquisition Proposal in compliance with this Section 4.2 or from granting such a waiver, in each case, to the extent that such waiver is required for such Person to make an unsolicited and nonpublic Acquisition Proposal to the Company in compliance with this Section 4.2.
(b)    Subject to Sections 4.2(c) and 4.2(e), from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VI, the Company shall not, and shall not permit any of its Subsidiaries, and shall direct, and use reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) initiate, endorse, facilitate or solicit any inquiries, indications of interest, proposals or offers that constitute, or would reasonably be expected to result in, an Acquisition Proposal (including by way of providing access to non-public information), (ii) enter into, continue, engage in or otherwise participate in any discussions or negotiations regarding any Acquisition Proposal, or (iii) otherwise knowingly assist, participate, cooperate in or knowingly facilitate any effort or attempt to make an Acquisition Proposal.
(c)    Notwithstanding anything to the contrary set forth in Section 4.2(b), at any time prior to the time the Company Requisite Vote is obtained, the Company may, if the Company receives an unsolicited bona fide written Acquisition Proposal after the date of this Agreement that is not preceded by a breach of this Section 4.2, (i) provide information (including access to the employees of the Company and its Subsidiaries) in response to a request therefor by the Person who has made such written Acquisition Proposal if the Company receives from the Person so requesting such information an executed confidentiality agreement containing terms substantially similar to, and no less favorable in the aggregate to, the Company than, those set forth in the Confidentiality Agreement (including any standstill agreement contained therein); provided, that (A) the Company shall provide Parent with a non-redacted copy of each confidentiality agreement the Company has executed in accordance with this Section 4.2 (an “Acceptable Confidentiality Agreement”) within 24 hours of its execution and (B) any non-public information provided to any such Person shall have been previously provided to Parent or shall be provided to Parent prior to or promptly following the time it is provided to such Person (and in any event within 24 hours thereafter), (ii) contact a Person who has made an unsolicited bona fide written Acquisition Proposal solely to clarify the terms and conditions thereof, and (iii) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal, in each case if and only to the extent that, prior to taking any action described in clause (c)(i) or (c)(iii) above, (A) the Company Board determines, in good faith, after consultation with its outside legal counsel and financial advisor, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, and (B) the Company Board has determined in good faith based on the information then available and after consultation with its outside legal counsel and financial advisor that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal. The Company shall not provide (and shall not permit any of its Subsidiaries or its or their Representatives to provide) any commercially or competitively sensitive non-public information to any competitor of the Company or its Subsidiaries in connection with the actions permitted by this Section 4.2(c), except in accordance with “clean room” or other similar procedures designed to limit any adverse effect of the sharing of such information on the Company and its Subsidiaries.

(d)    Except as permitted pursuant to Sections 4.2(e) and 4.2(g), the Company Board shall not (i) withhold, withdraw, qualify, amend or modify (or publicly propose or resolve to withhold, withdraw, qualify, amend or modify), in a manner adverse to Parent, the Company Recommendation or approve, recommend or otherwise declare advisable any Acquisition Proposal made after the date hereof (a “Change of Recommendation”), (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract, except for an Acceptable Confidentiality Agreement (each, a “Alternative Acquisition Agreement”), in each case constituting or related to, or which is intended to or is reasonably likely to result in, any Acquisition Proposal, (iii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend any Acquisition Proposal or enter into an Alternative Acquisition Agreement, (iv) fail to include the Company Recommendation in the Proxy Statement or (v) fail to expressly reaffirm publicly the Company Recommendation within 10 business days following Parent’s or Merger Sub’s written request to do so if an Acquisition Proposal is publicly announced or disclosed (or, with respect to any Acquisition Proposal or material amendments, revisions or changes to the terms of any such previously publicly disclosed Acquisition Proposal that are publicly disclosed within the last 10 business days prior to the then-scheduled Stockholders Meeting, fail to take the actions referred to in this clause (v), with references to the 10 business day period being replaced with three business days).
(e)    Notwithstanding the foregoing, at any time prior to obtaining the Company Requisite Vote, following receipt of a written Acquisition Proposal by the Company after the date of this Agreement that is not preceded by a breach of this Section 4.2, if the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisor that such Acquisition Proposal constitutes a Superior Proposal and that failure to do so would be inconsistent with the directors’ fiduciary duties under applicable Law, taking into account all adjustments to the terms of this Agreement that have been offered by Parent pursuant to this Section 4.2, the Company Board may make a Change of Recommendation with respect to such Superior Proposal; provided that prior to taking any such action, (x) the Company has given Parent five business days’ notice of its intention to take such action (which notice shall state the reasons therefor, including the material terms and conditions of, and the identity of the Person making, such Superior Proposal, and include a copy of the Alternative Acquisition Agreement and any other relevant transaction documents and a copy of any financing commitments relating thereto) (a “Change Notice”), (y) the Company has negotiated in good faith (to the extent Parent requests to negotiate) with Parent during such notice period to enable Parent to propose revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal or that the Company Board would no longer determine that the failure to make such Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law and (z) following the end of such notice period, the Company Board shall have determined, in good faith, taking into account any revisions to the terms of this Agreement proposed in writing by Parent and after consultation with its outside legal counsel and financial advisor, that the Superior Proposal would nevertheless continue to constitute a Superior Proposal if the revisions proposed by Parent were to be given effect and that the failure to make such Change of Recommendation would continue to be inconsistent with the directors’ fiduciary duties under applicable Law (provided further that each material amendment to the financial terms of the Superior Proposal shall be deemed a new Acquisition Proposal and Company Board may not make a Change of Recommendation pursuant to this Section 4.2(e) unless the Company has complied with the requirements of this Section 4.2(e) with respect to each such new Acquisition Proposal including sending a Change Notice with respect to each such new Acquisition Proposal and offering to Parent to negotiate for three business days from the date each such subsequent Change Notice is delivered).

(f)    The Company agrees that it will within 24 hours notify Parent if any inquiries, indications of interest, proposals or offers with respect to, or that are reasonably likely to lead to, an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Subsidiaries or its or their Representatives indicating, in connection with such notice, the identity of the Person making or delivering such inquiry, indication of interest, proposal or offer, the material terms and conditions of such inquiry, indication of interest, proposal or offer and any draft agreement or other relevant transaction documents provided in connection therewith and thereafter shall keep Parent reasonably informed, on a prompt basis, of the status and terms of any such inquiry, indication of interest, proposal or offer (including by notifying Parent in writing of any amendments or material changes thereto within 24 hours of receipt thereof by the Company) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.
(g)    Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the time the Company Requisite Vote is obtained, the Company Board may make a Change of Recommendation for a reason unrelated to a Superior Proposal if the Company Board determines, in good faith, after consultation with its outside legal counsel, that (i) an Intervening Event occurred and (ii) the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided that prior to taking any such action, (x) the Company has given Parent five business days’ notice of its intention to take such action and a reasonably detailed description of such Intervening Event that serves as the basis of the Change of Recommendation as soon as reasonably practicable after becoming aware of it, (y) the Company has negotiated in good faith (to the extent Parent requests to negotiate) with Parent during such notice period to enable Parent to propose revisions to the terms of this Agreement such that it would obviate the basis for making such Change of Recommendation and (z) following the end of such notice period, the Company Board shall have determined, in good faith, taking into account any revisions to the terms of this Agreement proposed in writing by Parent and after consultation with the Company’s outside legal counsel and financial advisor, that failure to make a Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law if the proposed revisions were to be given effect (provided further that each material amendment to facts and circumstances relating to the Intervening Event shall require a new notice and the Company Board may not make a Change of Recommendation pursuant to this Section 4.2(g) unless the Company has complied with the requirements of this Section 4.2(g) with respect to such facts and circumstances and offering to Parent to negotiate for three business days from the date each such new notice is delivered).

(h)    The Company shall not, and shall cause its Subsidiaries and its and their Representatives not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to comply with any of the terms of this Section 4.2, and the Company represents and warrants that neither it, any of its Subsidiaries, nor, to the Knowledge of the Company, any of its or their Representatives is a party to any such agreement.
(i)    The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision of any other Takeover Statute) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, in each case other than in connection with the acceptance of a Superior Proposal.
(j)    Nothing contained in this Section 4.2 shall be deemed to prohibit the Company or the Company Board from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position in compliance with Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to the stockholders of the Company) or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company); provided, that this Section 4.2(j) shall not be deemed to permit the Company or the Company Board to make a Change of Recommendation except in accordance with Sections 4.2(e) or 4.2(g).
(k)    For purposes of this Agreement, “Acquisition Proposal” means (i) any indication of interest, proposal or offer with respect to a merger, sale, joint venture, partnership, license, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction or (ii) any other direct or indirect acquisition, in the case of clause (i) or (ii), involving 15% or more of the total voting power or of any class of equity securities of the Company, or 15% or more of the consolidated total assets (including equity securities of its Subsidiaries), consolidated revenues or consolidated net income of the Company, in each case other than the transactions contemplated by this Agreement.
(l)    For purposes of this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal that involves more than 50% of the consolidated total assets (including equity securities of its Subsidiaries), consolidated revenues or consolidated net income or the total voting power of any class of equity securities of the Company that the Company Board has determined in its good faith judgment after consultation with its outside legal counsel and financial advisor (i) would, if consummated, result in a transaction more favorable to the stockholders of the Company (in their capacities as such) from a financial point of view than the transaction contemplated by this Agreement, taking into account all relevant factors (including closing certainty, certainty of financing, the legal, financial, timing, regulatory and other aspects of the proposal, conditions to consummation and the identity of the party making the proposal) and (ii) is reasonably likely to be completed on the terms proposed.

(m)    For purposes of this Agreement, “Intervening Event” means a material development or material change in circumstances with respect to the Company or its Subsidiaries, occurring after the date of this Agreement and prior to the time that the Company Requisite Vote is obtained, that (i) was not known to, or reasonably foreseeable by, the Company Board as of or prior to the date of this Agreement (or if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement) and (ii) does not relate to (A) any Acquisition Proposal, (B) the fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement (provided that the exception in this clause (B) shall not prevent or otherwise affect any such development or change underlying the Company meeting or exceeding such metrics from being taken into account in determining whether an Intervening Event has occurred), or (C) any changes after the date of this Agreement in the market price or trading volume of the Shares (provided that the exception in this clause (C) shall not prevent or otherwise affect any such development or change underlying such change in market price or trading value from being taken into account in determining whether an Intervening Event occurred).
4.3    Information Supplied.
(a)    The Company shall as promptly as practicable after the date of this Agreement (and in any event within 30 days after the date of this Agreement) (i) prepare and file with the SEC a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”), which shall, subject to Section 4.2, include the Company Recommendation and (ii) in consultation with Parent, set a preliminary record date for the Stockholders Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith. The Company agrees, as to itself and its Subsidiaries, that at the date of mailing of the Proxy Statement to the stockholders of the Company and at the time of the Stockholders Meeting, (i) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the Proxy Statement will comply as to form and substance in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.
(b)    Parent will promptly furnish to the Company such data and information relating to Parent and Merger Sub as the Company may reasonably request for the purpose of including such data and information in the Proxy Statement and any amendments or supplements thereto used by the Company to obtain Company Requisite Vote, and Parent and Merger Sub shall otherwise reasonably assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC.
(c)    Notwithstanding the foregoing, the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement. If at any time prior to the Company Stockholders Meeting any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement or any required filing by the Company, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the party that discovers such information shall promptly notify the other, and an appropriate amendment or supplement to such filing describing such information shall be promptly prepared and filed with the SEC by the appropriate party and, to the extent required by applicable Law or the SEC or its staff, disseminated to the stockholders of the Company.
4.4    Stockholders Meeting.
(a)    Subject to termination of this Agreement in accordance with Article VI and the other provisions of this Agreement, the Company shall (i) take all reasonable action necessary in accordance with applicable Laws, the rules and regulations of the NYSE and its charter and by-laws to duly call, give notice of, convene and hold a meeting of the stockholders of the Company for the purpose of obtaining the Company Requisite Vote (the “Stockholders Meeting”) as promptly as practicable after the execution of this Agreement to consider and vote upon the approval of this Agreement (and such Stockholders Meeting shall in any event be no later than 40 calendar days after (x) the 10th calendar day after the preliminary Proxy Statement therefor has been filed with the SEC if by such date the SEC has not informed the Company that it intends to review the Proxy Statement or (y) if the SEC has, by the 10th calendar day after the preliminary Proxy Statement therefor has been filed with the SEC, informed the Company that it intends to review the Proxy Statement, the date on which the SEC confirms that it has no further comments on the Proxy Statement) and (ii) unless there shall have been a Change of Recommendation as a result of an Intervening Event, use reasonable best efforts to solicit from the holders of Shares proxies in favor of the approval of the Agreement. The Company may postpone or adjourn the Stockholders Meeting solely (i) with the written consent of Parent; (ii) (A) due to the absence of a quorum or (B) due to the Company not having received proxies representing a sufficient number of Shares for the Company Requisite Vote, whether or not a quorum is present, in each case of clauses (A) and (B), to solicit additional proxies; or (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders Meeting; provided, that the Company may not postpone or adjourn the Stockholders Meeting more than twice pursuant to clause (ii)(A) and/or clause (ii)(B) of this Section.
(b)    Notwithstanding the foregoing, the Company shall, at the request of Parent, to the extent permitted by Law, adjourn the Stockholders Meeting to a date specified by Parent due to the absence of a quorum or if the Company has not received proxies representing a sufficient number of Shares for the Company Requisite Vote; provided that the Company shall not be required to adjourn the Stockholders Meeting more than once pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding 10 business days. Except in the case of a Change of Recommendation specifically permitted by Section 4.2, the Company, through the Company Board, shall (i) recommend to its stockholders that they adopt this Agreement and the transactions contemplated hereby, (ii) include such recommendation in the Proxy Statement and (iii) publicly reaffirm such recommendation within 24 hours after a request to do so by Parent or Merger Sub.

(c)    Once the Company has established a record date for the Stockholders Meeting, the Company will not change such record date or establish a different record date for the Stockholders Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in this Agreement, the Company agrees that, unless this Agreement is terminated in accordance with its terms, and, to the extent required by the terms of this Agreement, the Company has paid to Parent the Company Termination Fee in accordance with Section 6.5(b), the Company’s obligations to call, give notice of, convene and hold the Stockholders Meeting pursuant to this Agreement shall not be affected in any manner by (i) a Change of Recommendation or (ii) the commencement of or announcement or disclosure of or communication to the Company of any Acquisition Proposal.
4.5    Filings; Other Actions; Notification.
(a)    Proxy Statement. The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC, and the Company shall cause the definitive Proxy Statement to be mailed at the earliest practicable date (but in any event within five business days) after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall give Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on such document or response and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel.
(b)    Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all reasonable actions, and do or cause to be done all things reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement, including any filings required under the HSR Act and any applicable foreign Antitrust Laws. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement and any filings required under the HSR Act and any applicable foreign Antitrust Laws). In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(c)    Antitrust.
(i)    Notwithstanding anything in this Agreement to the contrary: (A) the Company and Parent will each make their respective filings under the HSR Act within five business days of the execution of this Agreement; (B) counsel for the Company and Parent will consult with one another to determine if any filings are required under any applicable foreign Antitrust Laws; and (C) and the Company and Parent shall make any such foreign filings as promptly as practicable following the execution of this Agreement. Parent shall pay the HSR fee and any foreign filing or other related fee payable to a Government Antitrust Entity in connection with the transactions contemplated by this Agreement; provided, that, for the avoidance of doubt, the Company and Parent shall each bear its own legal fees incurred in connection with such filings. Both Company and Parent shall request early termination under the HSR Act and, if applicable, shall request early termination under any foreign Antitrust Law.
(ii)    As promptly as practicable, Parent and the Company shall provide to each and every federal, state, local or foreign court or other Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws (“Government Antitrust Entity”) of non-privileged information and documents requested by any Government Antitrust Entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement.
(iii)    Notwithstanding anything to the contrary in this Agreement, Parent will take any and all steps necessary to avoid or eliminate each and every objection that may be asserted by any Government Antitrust Entity so as to enable the Closing to occur expeditiously, but in no case later than the Closing Date. Such steps shall include, but are not limited to, proposing, negotiating, committing to and/or effecting, by consent decree, hold separate orders, or otherwise, the sale, divesture or disposition of, or holding separate (through the establishment of a trust or otherwise), such of Parent’s or the Company’s assets, properties or businesses as necessary to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order which would have the effect of preventing the consummation of the transactions contemplated by this Agreement by the Closing Date; provided, that, notwithstanding anything to the contrary in this Agreement, Parent shall not be required to take any such steps with respect to any assets, properties or businesses of any Affiliate of Parent other than Merger Sub (or its permitted assigns), the Surviving Corporation or any of its Subsidiaries.

(iv)    Each of Parent and Merger Sub agrees that, between the date hereof and the Closing, it shall not, and shall not permit any of its Affiliates, if applicable, to, acquire or agree to acquire (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) any ownership interest, assets or rights of any Person, business or division thereof, or take any other action, if the entering into of a definitive agreement relating thereto, or the consummation of such acquisition, or the taking of any other action, would cause the failure to obtain the termination or expiration of the waiting period pursuant to the HSR Act or any other Antitrust Laws applicable to the Merger or result in any Governmental Entity entering an Order prohibiting the consummation of the Merger.
(v)    Notwithstanding anything else contained herein, the provisions of this Section 4.5(c) shall not be construed to require Parent to undertake any efforts or to take any action if the taking of such efforts or action is or would reasonably be expected to result (after giving effect to any reasonably expected proceeds of any divestiture or sale of assets) in a Company Material Adverse Change (limited, for purposes of this Section 4.5(c)(v), to clause (y) of the definition thereof).
(d)    Information. Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.
(e)    Status. Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Neither the Company nor Parent shall permit any of its officers or any other Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to the Merger and the other transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.
(f)    Foreign Investment Clearance.
(i)    Parent shall provide notice of the transactions contemplated by this Agreement to the French Treasury (Ministère de l’Economie et des Finances), pursuant to articles L. 151-1 et seq. and R. 151-1 et seq. of the French Monetary and Financial Code regulating foreign investments in France, promptly after the execution of this Agreement and in any event no later than 15 business days thereafter and shall supply as promptly as reasonably practicable any additional information and documentary material that may be requested by the French Treasury, with a view to obtain the latter’s authorization to proceed with the transactions contemplated by this Agreement (the “Foreign Investment Clearance”). The Company shall use (and shall cause its Subsidiaries to use) reasonable best efforts to assist Parent with the obtaining the Foreign Investment Clearance (including by promptly providing all information and documents as may be reasonably required for the purpose of making any notifications, submissions or filings).

(ii)    Parent shall take, or cause to be taken, all action necessary to receive the Foreign Investment Clearance so as to enable the consummation of the transactions contemplated by this Agreement by the Closing Date, including providing all such assurances as may be necessary, requested or imposed by the French Treasury, including entering into a letter of undertaking, letter of assurance, proxy agreement or other similar arrangement or agreement, in relation to the Company and its Subsidiaries, provided, however, that nothing in this Section 4.5(f)(ii) shall be construed to require Parent to undertake any efforts or to take any action if the taking of such efforts or action is or would reasonably be expected to result in a Company Material Adverse Change (limited, for purposes of this Section 4.5(f)(ii), to clause (y) of the definition thereof).
(iii)    Parent shall be responsible for obtaining the Foreign Investment Clearance and shall not take any action (including entering into any transaction, agreement or other arrangement) that is or would reasonably be expected to make it more difficult to obtain the Foreign Investment Clearance or to result in any material delay in obtaining the same.
(iv)    Parent will: (A) keep the Company regularly informed of the processing of the foreign investment filing and promptly notify the Company of any material communication from the French Treasury in relation to the Foreign Investment Clearance, in particular if they become aware of anything that could result in the Foreign Investment Clearance being delayed or denied; (B) provide the Company with a copy of any notification, submission, filing and any other material communication in relation to the Foreign Investment Clearance process received, or made in draft form, at such time as will enable it to provide comments, and consider in good faith all reasonable comments made by the Company in this respect before filing them with the French Treasury; (C) invite the Company and/or the Company’s advisors to participate in any meeting or discussions with the French Treasury; and (D) provide the Company with a copy of any notification, submission, filing and any other communication in relation to the Foreign Investment Clearance process in the form submitted or sent; provided, however, that any information which is of a confidential nature or is subject to duties of confidentiality may be communicated to the Company’s legal advisors only, on an external-counsel-only-basis and provided that such legal advisors shall not directly or indirectly share this information with the Company.
4.6    Access and Reports. Subject to applicable Laws, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s and the Debt Financing Sources’ officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, Contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent and the Debt Financing Sources all information concerning its business, properties and personnel as may reasonably be requested; provided that no investigation pursuant to this Section 4.6 shall affect or be deemed to modify any representation, warranty, covenant, right or remedy, or the conditions to the obligations of, the parties hereunder. Without limiting the generality of the foregoing, from the date of this Agreement until the Effective Time, the Company shall use its reasonable best efforts to promptly furnish to Parent (i) monthly consolidated financial statements of the Company and its Subsidiaries, including an unaudited balance sheet, income statement and statement of cash flows, for each calendar month through the Closing Date, (ii) the consolidated cash balance of the Company and its Subsidiaries as of the end of each calendar month, (iii) monthly consolidated cash forecasts for the Company and its Subsidiaries and (iv) a monthly update to the consolidated financial outlook of the Company and its Subsidiaries for each calendar month, fiscal quarter or the balance of the fiscal year as it may prepare for management’s internal use; provided, the Company shall only be required to furnish the materials set forth in the foregoing clauses (i) through (iv) to Parent in the format (and at times) consistent with the manner in which the Company has prepared such materials in the ordinary course of business and consistent with past practice. Notwithstanding the foregoing, the Company shall not be required pursuant to this Section 4.6 (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality, (ii) to disclose (A) any legally privileged information of the Company or any of its Subsidiaries, (B) any information that is competitively sensitive, (C) any information that would violate Law, or (iii) to permit Parent, the Debt Financing Sources or any of their respective Representatives to conduct any environmental site assessment or other sampling or investigation; provided, that in the case of each of clauses (i) and (ii), the Company shall use commercially reasonably efforts to provide such information in a manner that does not result in disclosure of (x) any trade secrets of third parties or a violation of such confidentiality obligations, (y) any legally privileged or competitively sensitive information or (z) information that would violate Law. All requests for information made pursuant to this Section 4.6 shall be directed to the executive officer of or other Person designated by the Company. The Confidentiality Agreement dated as of July 30, 2021 between LSF Investments, LLC and the Company (the “Confidentiality Agreement”) shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder. Parent shall, and shall cause the Debt Financing Sources and their respective Representatives to, use commercially reasonable efforts to minimize the disruption to the businesses of the Company and its Subsidiaries resulting from the access provided by this Section 4.6.
4.7    NYSE De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and regulations of the NYSE to enable the delisting by the Surviving Corporation of the Shares from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.
4.8    Publicity. The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by applicable Laws or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity; provided, that the Company shall be permitted (after obtaining the written consent of Parent, not to be unreasonably withheld, conditioned or delayed) to make such statements and announcements to its employees as the Company shall deem to be reasonably necessary, proper or advisable. Notwithstanding the foregoing, (a) nothing in this Section 4.8 shall limit the Company’s or the Company Board’s rights under Section 4.2, (b) the Company will no longer be required to consult with Parent in connection with any such press release or public statement if the Company Board has effected a Change of Recommendation or shall have resolved to do so, and (c) the requirements of this Section 4.8 shall not apply to any disclosure by the Company or Parent of any information concerning this Agreement or the transactions contemplated hereby in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated by this Agreement. Notwithstanding the foregoing, Parent and its Affiliates may, without consultation or consent, make ordinary course disclosures and communications to existing or prospective general and limited partners and investors of such Person or any Affiliates of such Person, in each case who are subject to customary confidentiality restrictions; provided, that such ordinary course disclosures and communications do not include material non-public information with respect to the Company and its Subsidiaries.

4.9    Employee Benefits.
(a)    Parent agrees that, for a period ending one year after the Effective Time, Parent will cause the Company or the Surviving Corporation, as applicable, to provide the employees of the Company and its Subsidiaries (i) a base salary or regular hourly wage, as applicable, cash-based bonus opportunities (including annual and quarterly bonus opportunities and long-term incentive opportunities but excluding equity or equity-based incentive opportunities) and sales and service incentive award compensation opportunities that are no less favorable in the aggregate than those provided to such employees by the Company and its Subsidiaries as of the date of this Agreement, (ii) other employee benefits that are no less favorable in the aggregate than those provided by the Company and its Subsidiaries as of the date of this Agreement and (iii) severance benefits that are no less favorable than those set forth in the Company’s severance agreements with employees, policies, and programs in effect as of the date of this Agreement and set forth on Section 3.1(h)(i) of the Company Disclosure Letter, as may be amended in accordance with the terms hereof (or as otherwise agreed to with the applicable employee).
(b)    With respect to any employee benefit plan maintained by Parent or any Subsidiary of Parent (collectively, “Parent Benefit Plan”) in which any employee of the Company or its Subsidiaries or the beneficiaries and dependents thereof is otherwise eligible to participate effective as of the Effective Time (excluding any equity, equity-based and other incentive compensation arrangements), Parent shall use reasonable best efforts, or shall cause the Surviving Corporation to use reasonable best efforts to, (i) recognize all service of such employees with the Company or any of its Subsidiaries, as the case may be, for purposes of determining eligibility to participate, vesting, accruals, and entitlement to benefits where length of service is relevant, other than benefit accruals under a defined benefit pension plan, (ii) waive any eligibility waiting periods and evidence of insurability requirements, and (iii) provide credit for any co-payments and deductibles incurred prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such Parent Benefit Plans that may apply as of or following the Effective Time.

(c)    From and after the Effective Time, the Company or the Surviving Corporation, as applicable, will, and Parent will cause the Company or the Surviving Corporation, as applicable, to, honor, in accordance with their terms, all written employment, severance, income continuity and change of control programs, plans or agreements between the Company and any employee of the Company and its Subsidiaries, including bonuses, incentives, severance payments or deferred compensation arrangements (including for the avoidance of doubt, the SPX FLOW Supplemental Retirement Savings Plan and the SPX FLOW Supplemental Retirement Plan for Top Management), in existence on the date hereof and set forth on Section 3.1(h)(1) of the Company Disclosure Letter.
(d)    From and after the Effective Time, the Company or the Surviving Corporation, as applicable, will, and Parent will cause the Company, the Surviving Corporation or the Benefit Plans to, provide or pay when due to the employees of the Company and its Subsidiaries and any beneficiaries and dependents thereof all benefits and compensation pursuant to the Benefit Plans as in effect on the date hereof earned or accrued through, and to which such individuals are entitled to as of the Effective Time and from time to time.
(e)    Parent hereby acknowledges that a “change in control” or “change of control” within the meaning of the Stock Plan and each Benefit Plan will occur upon the Effective Time
(f)    Nothing in this Section 4.9 shall (i) be construed to establish, amend or modify any Benefit Plan or other employee benefit plan, (ii) create any agreement of employment or continued service with any Person, (iii) give any third party any right to enforce the provisions of this Agreement or (iv) limit the right of Parent, the Surviving Corporation or any of their respective Subsidiaries to amend, terminate or otherwise modify any Benefit Plan or other employee benefit plan.
4.10    Expenses. Except as otherwise provided in Section 4.5(c), Section 4.11(b), Section 4.15(i) and Section 6.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.
4.11    Indemnification; Directors’ and Officers’ Insurance.
(a)    For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to indemnify and hold harmless, to the fullest extent permitted under applicable Laws, each present and former director and officer of the Company and its Subsidiaries (collectively, the “Indemnified Parties”, and individually, an “Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director or officer of the Company or its Subsidiaries or services performed by such Indemnified Parties at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the transactions contemplated by this Agreement. Parent shall cause the Surviving Corporation and its Subsidiaries to pay expenses (including attorney’s fees) incurred by an Indemnified Party in advance of the final disposition of any such claim, action, suit, proceeding or investigation to the fullest extent permitted under applicable Laws, provided that the Person to whom expenses are advanced provides, to the extent required by applicable Laws, an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

(b)    Prior to the Effective Time, the Company shall, and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the extension of (i) the Side A, Side B and Side C coverage parts (directors’ and officers’ liability) of the Company’s existing directors’ and officers’ insurance policies and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of his or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.
(c)    If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 4.11.

(d)    The provisions of this Section 4.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties. Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations under this Section 4.11.
(e)    The rights of the Indemnified Parties under this Section 4.11 shall be in addition to any rights such Indemnified Parties may have under the charter or by-laws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws. Parent, Merger Sub and the Surviving Corporation hereby agree that all provisions relating to exculpation, advancement of expenses and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of an Indemnified Party as provided in the charter or by-laws of the Company or of any of its Subsidiaries, in each case as of the date hereof, shall remain in full force and effect for a six-year period beginning at the Effective Time.
4.12    Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent, Merger Sub, the Company and the members of their respective boards of directors shall, to the fullest extent practicable, grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.
4.13    Control of Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
4.14    Section 16 Matters. The Company and Parent each shall take all such steps as may be necessary or appropriate to ensure that any dispositions of Shares (including derivative securities related to such stock) resulting from the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time are exempt under Rule 16b-3 promulgated under the Exchange Act.
4.15    Financing Matters.
(a)    Parent acknowledges and agrees that the Company, its Affiliates and their respective Representatives have no responsibility for any financing (including the Financing) that Parent may raise in connection with the transactions contemplated by this Agreement. Company acknowledges that Parent intends to finance a portion of the Per Share Merger Consideration; provided that Parent confirms that it is not a condition to the Closing or any of its other obligations under this Agreement that Parent obtain the Financing (or any other financing) for or in connection with the transactions contemplated by this Agreement.
(b)    Parent shall use its, and shall cause its Affiliates to use their, respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Financing contemplated by the Commitment Letters (including any “flex” and/or “securities demand”) so that the funds contemplated thereby are available as promptly as practicable but in any event no later than the Closing Date (subject to the Marketing Period), including using reasonable best efforts to (i) comply with and maintain in full force and effect the Financing and the Commitment Letters, in each case in accordance with the terms and subject to the conditions thereof until the Financing is consummated, (ii) negotiate and enter into the Debt Financing Documents on the terms and conditions contained in the Commitment Letters so that such agreements are in effect as promptly as practicable but in any event no later than the Closing Date (subject to the Marketing Period), subject to any amendments or modifications thereto permitted by this Agreement, and (iii) satisfy or obtain a waiver of as promptly as practicable and on a timely basis all conditions to the Financing contemplated by the Commitment Letter and the definitive agreements relating to the Financing. Parent shall, promptly upon reasonable request, provide to the Company copies of all Debt Financing Documents (including drafts, when available) relating to the Financing, as well as any documentation relating to Prohibited Amendments or the Commitment Replacement Facility Commitment, and shall keep the Company reasonably informed of material developments in respect of the financing process relating thereto.
(c)    Parent shall consult with and keep the Company informed in reasonable detail of the status of its efforts to arrange the Financing. Without limiting the generality of the foregoing, Parent shall give the Company prompt notice (i) of any breach or default (or any event that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to any definitive document related to the Financing (including any Financing Commitment or the Fee Letter) of which Parent becomes aware, (ii) of the receipt or delivery of any written notice or other written communication, in each case from any Person with respect to (x) any actual or potential breach, default, termination or repudiation by any party to any definitive document related to the Financing (including any Financing Commitment or the Fee Letter) or (y) any material dispute or disagreement between or among parties to any definitive document related to the Financing (including any Financing Commitment) with respect to the obligation to fund the Financing or the amount of the Financing to be funded at the Closing or any other event or condition that could reasonably cause a condition to the Financing Commitments not to be satisfied or (iii) if at any time for any reason Parent believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Financing Commitments. Parent shall promptly provide any information reasonably requested by the Company relating to any circumstance referred to in clauses (i), (ii) or (iii) of the immediately preceding sentence.
(d)    Prior to the Closing, without the prior written consent of the Company, Parent shall not agree to, or permit, any amendment, modification or supplement of, or waiver under, the Financing Commitment or other documentation relating to the Financing or any proposed Debt Financing Document to the extent such amendment, modification, supplement or waiver or proposed Debt Financing Document would (any of the following being, a “Prohibited Amendment”) (i) change the amounts to be funded at the Closing under the Financing (including by changing the amount of fees to be paid or original issue discount) from that contemplated in the Financing Commitment to an amount below what is required to fund (after giving effect to all other sources of funds then available to Parent that are subject to conditions to funding no less favorable to Parent than those set forth in the Commitment Letters as in effect on the date hereof) any of the payments described herein and any other fees, expenses and other amounts related to the Financing or the other transactions contemplated hereby, (ii) amend, modify or supplement the conditions or contingencies to the Financing in a manner adverse to Parent that would make such conditions less likely to be satisfied on the Closing Date or impose new or additional conditions or expand any existing condition to the receipt of the Financing, (iii) otherwise delay funding of the Financing in any non de minimis respect or make funding of the Financing less likely to occur (including by making the satisfaction of the conditions to the Financing less likely to occur) at or prior to the Closing, (iv) impose additional material obligations on the Company or any of its Subsidiaries or Affiliates as it relates to the satisfaction of the conditions to the availability of the Debt Financing, (v) change the date for termination and/or expiration of the Financing Commitment to an earlier date unless an analogous change is made under this Agreement or (vi) adversely impact the ability of Parent to enforce its rights against other parties to the Financing Commitment; provided, that (x) Parent may replace or amend the Debt Commitment Letter to (1) add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date hereof, (2) in connection with a Commitment Replacement Facility Commitment or (3) to the extent not otherwise constituting a Prohibited Amendment and (y) the existence or exercise of any “flex” provisions in the Fee Letter as in effect on the date of this Agreement shall not be prohibited. In addition, Parent shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Equity Financing, including taking all actions necessary to (w) maintain in effect the Equity Commitment Letter, (x) satisfy on a timely basis all conditions applicable to Parent and Merger Sub in the Equity Commitment Letter, if any, (y) consummate the Equity Financing at or prior to the Closing and (z) enforce its rights under the Equity Commitment Letter (including seeking specific performance). Further for the avoidance of doubt, if all or any portion of the Financing (or any alternative financing) has not been obtained, Parent shall continue to be obligated to consummate the transactions contemplated by this Agreement and effect the Closing on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in Section 5.1 and Section 5.2. Parent agrees that the Company shall be entitled to specifically enforce the obligations of Parent and the Investor pursuant to the Equity Commitment Letter.
(e)    If, notwithstanding the use of reasonable best efforts by Parent to satisfy its obligations under Section 4.15(b), all or any portion of the Debt Financing or the Debt Commitment Letter (or any definitive financing agreement relating thereto) expire or are terminated prior to the Closing, in whole or in part, for any reason, or all or any portion of the Debt Financing becomes unavailable and such portion is required to fund (after giving effect to all other sources of funds then-available to Parent that are subject to conditions to funding no less favorable to Parent than those set forth in the Debt Commitment Letter as in effect on the date hereof) any of the payments described herein and any other fees, expenses and other amounts related to the Financing or the other transactions contemplated hereby, Parent shall (i) promptly (and in any event within two business days) notify the Company of such unavailability, expiration or termination and the reasons therefor, (ii) as promptly as practicable use its reasonable best efforts to do, all things necessary, proper or advisable to arrange alternative financing (which alternative financing (A) shall be in an amount sufficient, when added with the Equity Financing, for the satisfaction of all of Parent’s obligations to pay the aggregate Merger consideration contemplated by this Agreement (including the payment by Parent pursuant to Section 2.2) and all costs, fees and expenses necessary to consummate the transactions contemplated by this Agreement and (B) shall not include any terms or conditions that are materially less favorable, taken as a whole, (as determined by Parent in its reasonable judgment) than those terms and conditions set forth in the Debt Financing) to replace the debt financing contemplated by such expired or terminated commitments or agreements, to be consummated no later than the day on which the Closing shall occur pursuant to Section 1.2, (iii) provide to the Company copies of all documents (including the Fee Letter but excluding provisions thereof related solely to fees) (including drafts, when available) relating to any alternative financing to replace the Debt Financing and (iv) keep the Company reasonably informed of material developments in respect of the process of obtaining any alternative financing. In no event will the reasonable best efforts of Parent be deemed or construed to require Parent to (i) seek equity financing from any source other than the counterparty to the Equity Commitment Letter as of the date hereof, (ii) pay any fees or closing payments materially in excess of those contained in the Debt Commitment Letter (including the “flex” or “securities demand” provisions) or (iii) agree to alternative financing with pricing or other economic terms, taken as a whole, in excess of, or more expensive than, what it is obligated to pay under the Debt Commitment Letter as of the date hereof (taking into account any “flex” and/or “securities demand” provisions applicable thereto). In the event any alternative financing is obtained, any reference herein to (x) “Financing” or “Debt Financing” shall include the debt financing contemplated by the Debt Commitment Letter as modified in compliance with this Section 4.15, and (y) “Financing Commitments” or “Debt Commitment Letter” shall include the Debt Commitment Letter except to the extent superseded in its entirety by an alternative financing at the time in question and the definitive agreements relating to any alternative financing to replace the Debt Financing, entered into in compliance with this Section 4.15 to the extent then in effect.
(f)    Prior to the Closing, the Company shall, and shall cause its Subsidiaries, and shall use its reasonable best efforts to cause its and their respective non-legal Representatives to, at Parent’s sole cost and expense, provide to Parent and its Subsidiaries all cooperation reasonably requested by Parent that is necessary in connection with the arrangement and consummation of the Debt Financing to the extent not unreasonably interfering with the business of the Company or any of its Subsidiaries, including the following:
(i)    upon reasonable prior notice and at reasonable times and locations mutually agreed, causing the Company’s senior officers to participate in a reasonable number of meetings, conference calls, presentations, “road shows”, drafting sessions and due diligence sessions (including customary accounting, rating agency and legal diligence sessions), or other customary syndication activities;
(ii)    assisting with the preparation of appropriate and customary materials for rating agency presentations, offering documents, bank information memoranda (including “public side” versions thereof) and similar marketing materials and other customary documents reasonably required in connection with the Debt Financing and the offering of high yield debt securities contemplated by the Debt Commitment Letter and cooperating with Parent and Parent’s efforts to obtain customary corporate and facilities ratings including by assisting in reviewing confidential bank memoranda, private placement memoranda, offering memoranda and similar documents (including confirming the absence of material non-public information relating to the Company and its Subsidiaries contained therein), and otherwise reasonably cooperating with any customary marketing efforts of Parent and the persons that have committed to provide the Debt Financing (including the persons party to any joinder agreements, credit agreements, purchase agreements, indentures or other definitive agreements relating thereto) (collectively, the “Debt Financing Sources”) for all or any portion of the Debt Financing;

(iii)    to the extent not prohibited under applicable Law or any contract of the Company or its applicable Affiliate, facilitating the pledging of collateral and the preparation of any security documents (including assisting Parent in preparing schedules for the financing documentation and schedules required to be pledged as security as may be reasonably requested by Parent) and providing documents as may reasonably be requested by Parent, including customary payoff letters;
(iv)    furnishing the Required Information and reasonably assisting with Parent’s preparation of the customary pro forma financial statements contemplated by the definition of “Required Information” (it being understood and agreed that the Company shall not be required to provide information relating to (x) the proposed aggregate amount of the Financing, together with assumed interest rates, dividends (if any), fees and expenses relating to the incurrence of the Financing, for the transactions contemplated hereby, (y) the assumed pro forma capitalization of the Company after giving effect to the Closing, the Financing and the refinancing or repayment of any indebtedness of the Company and its Subsidiaries in connection therewith or (z) any post-Closing or pro forma assumed cost savings, synergies and similar adjustments (and the assumptions relating thereto) (all of which adjustments and assumptions contemplated by subclauses (x)-(z) hereof shall be the responsibility of Parent));
(v)    obtaining customary accountant’s comfort letters (including negative assurance and change period comfort) from the Company’s auditors, reasonably requested by Parent and customary for financings similar to the Debt Financing;
(vi)    furnishing Parent no later than three business days prior to the Closing Date with information required and reasonably requested in writing at least 10 business days prior to the Closing Date pursuant to the Debt Commitment Letter under applicable “know your customer”, beneficial ownership, and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001;
(vii)    providing customary authorization letters (without a “knowledge qualifier”) to the arrangers in respect of the Debt Financing authorizing the distribution of information to prospective lenders;
(viii)    promptly after gaining knowledge thereof, supplementing the written information concerning the Company and its Subsidiaries furnished pursuant to this Section 4.15 to the extent that the Required Information would not be “Compliant” under clause (i) of the definition of such term; and
(ix)    furnishing such financial and operating data regarding the Company and its Subsidiaries that would enable Parent or the Debt Financing Sources to prepare or rollforward, as applicable, a customary quality of earnings analysis or report with respect to the Company and its Subsidiaries.

Parent acknowledges that the provisions of this Section 4.15(f) are the sole obligations of the Company and its Subsidiaries with respect to their obligations to cooperate in arranging of any financing (including the Financing) by Parent.
(g)    Notwithstanding anything in this Section 4.15 to the contrary, neither the Company nor any of its Subsidiaries (and, with respect to clause (ii), neither its or their board of directors or similar governing body) shall be required to (i) pay any commitment fee or other fee or reimburse any expense in respect of or in connection with the Financing or incur any actual or potential liability or indemnity , (ii) incur any liability (or cause their respective directors, officers or employees to incur any liability) prior to the Closing, (iii) adopt any resolution, grant any approval or authorization, or take any other corporate action to approve the Financing that would be effective prior to the Closing (other than the execution and delivery of customary authorization letters), (iv) issue any offering memo, bank book or other similar document, or provide any legal opinions in connection with the Financing, (v) provide, or cause to be provided, any information or take, or cause to be taken, any action to the extent it would result in a violation of applicable Law, any confidentiality obligation binding on Company, its Subsidiaries or their respective officers, directors or employees or loss of any attorney-client privilege, in each case, with respect to or in connection with the Debt Financing, (vi) enter into, execute, deliver or perform, or amend or modify, any agreement, certificate, document or instrument, including any financing agreement, with respect to the Financing that would be effective prior to the Closing (other than the execution and delivery of customary authorization letters), (vii) take any action that would (A) conflict with or violate the organizational documents of the Company, (B) result in any representation or warranty set forth in this Agreement to not be satisfied, or cause any condition to the Closing not to be satisfied or (C) result in a breach of, or default under, any of the Company’s existing contracts, (viii) take any action which results in an officer of director thereof having personal liability, (ix) provide information which constitutes attorney work product or (x) waive or amend this Agreement. Neither the Company nor its Subsidiaries shall be required to make any representation or warranty in connection with the Financing or the marketing efforts with respect thereto (other than any representation or warranty set forth in this Agreement, to the extent set forth in any customary authorization letter executed by the Company in connection with the Financing, or set forth in the Debt Financing Documents but only to the extent effective on and following the Closing Date).
(h)    As used in this Agreement:
(i)    “Compliant” means, with respect to the Required Information, that (A) such Required Information, taken as a whole, does not contain any untrue statement of material fact or omit any material fact required to be stated therein or necessary to make such Required Information, in light of the circumstances under which it is stated, not misleading, (B) such Required Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities on a registration statement on Form S-1 that are applicable to such Required Information (other than such provisions set forth in the proviso to subsection (h)(iii) below or for which compliance is not customary in a Rule 144A for life offering of high-yield debt securities), (C) the financial statements and other financial information included in such Required Information would not be required to be updated under Rule 3-12 of Regulation S-X to permit a registration statement on Form S-1 using such financial statements to be declared effective by the SEC, and (D) are sufficient to permit the Company’s independent public accountants or auditors to issue a customary “comfort” letter to the Debt Financing Sources to the extent required as part of the Debt Financing, including as to negative assurance and change period comfort, in order to consummate any offering of debt securities on any day during the Marketing Period (and the Company’s accountants or auditors are prepared to issue a customary comfort letter subject to their completion of customary procedures);
(ii)    “Marketing Period” means the first period of 17 consecutive business days commencing after the date of this Agreement throughout and at the end of which (A) Parent has the Required Information and the Required Information is Compliant, (B) the conditions set forth in Sections 5.1 and 5.2 have been satisfied (other than (x) those conditions that by their nature can only be satisfied at the Closing, but subject to satisfaction or waiver of such conditions, and (y) receipt of the decision described in item (1) of Section 5.2(e) of the Company Disclosure Letter) and (C) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 5.2 to fail to be satisfied (other than (x) those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions, and (y) receipt of the decision described in item (1) of Section 5.2(e) of the Company Disclosure Letter), assuming that the Closing were to be scheduled at any time during such 17 consecutive business day period; provided, that (x) July 4, 2022 shall not be considered a business day for such period (provided, however, that, such exclusion shall not restart such period), (y) if such 17 consecutive business days were to commence but would not be completed in accordance with the terms hereof on or prior to (i) December 17, 2021, then such 17 consecutive business days shall not commence prior to January 3, 2022, and (ii) August 19, 2022, then such 17 consecutive business days shall not commence prior to September 7, 2022 and (z) the Marketing Period shall be deemed to have ended on any earlier date on which the Financing is consummated; provided, further, the Marketing Period shall not commence or be deemed to have commenced if, prior to the completion of such 17 consecutive Business Day period, (A) the independent registered accounting firm for the Company and its Subsidiaries shall have withdrawn, or advised the Company and its Subsidiaries that it intends to withdraw, its audit opinion with respect to any audited financial statements included in the Required Information or announced its intention to do so, in which case such 17 consecutive business day period shall not commence until the time at which a new unqualified audit opinion is issued with respect to such audited financial statements by such independent registered accounting firm or another independent public accounting firm of recognized national standing reasonably acceptable to Parent, (B) the Company shall have announced any intention to, or the Company determines that it must, restate any financial statements included in the Required Information, in which case such 17 consecutive business day period shall not commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that no restatement shall be required, or (C) the Required Information is not Compliant at any time during such 17 consecutive business day period, in which case a new 17 consecutive business day period shall commence upon Parent receiving updated “Required Information” that is Compliant. If the Company and its Subsidiaries in good faith reasonably believe that they have delivered all of the Required Information, the Company and its Subsidiaries may deliver to Parent a written notice to that effect (stating when the Company and its Subsidiaries believe they completed such delivery and that such Required Information is Compliant), in which case the Company and its Subsidiaries shall be deemed to have delivered all of the Required Information on the date specified in such notice unless Parent in good faith reasonably believes the Company and its Subsidiaries have not completed delivery of the Required Information and that such Required Information is not Compliant and, within 48 hours following receipt of such notice by Parent, Parent delivers a written notice to the Company and its Subsidiaries to that effect (stating with specificity which Required Information Parent reasonably believes the Company and its Subsidiaries have not delivered or in what manner such Required Information is not Compliant). If at any time Parent shall in good faith reasonably believe that the Required Information is not Compliant, it shall deliver written notice to the Company of that fact within two business days, which such notice shall include a description of what Required Information is no longer Compliant;
(iii)    “Required Information” means (A) all financial statements, financial data, audit reports and other financial information regarding the Company and its Subsidiaries that is reasonably requested by Parent and of the type that would be required by Regulation S-K promulgated by the SEC and Regulation S-X promulgated by the SEC for a registered public offering of debt securities on a registration statement on Form S-1 under the Securities Act of the Company and its Subsidiaries to consummate the offering of high-yield debt securities contemplated by the Debt Commitment Letter, (B) the financial statements described in Paragraph 4 of Exhibit E to the Debt Commitment Letter, (C) information reasonably requested by Parent that is in the possession of the Company in connection with the preparation of the pro forma financial statements required by Paragraph 5 of Exhibit E to the Debt Commitment Letter, it being understood that such information shall include historical financial information regarding the Company and its Subsidiaries necessary to prepare such pro forma financial statements and not include information relating to (x) the proposed aggregate amount of the Financing, together with assumed interest rates, dividends (if any), fees and expenses relating to the incurrence of the Financing, for the transactions contemplated hereby, (y) the assumed pro forma capitalization of the Company after giving effect to the Closing, the Financing and the refinancing or repayment of any indebtedness of the Company and its Subsidiaries in connection therewith and (z) any post-Closing or pro forma assumed cost savings, synergies and similar adjustments (and the assumptions relating thereto) (all of which adjustments and assumptions contemplated by subclauses (x)-(z) hereof shall be the responsibility of Parent), (D) a substantially complete draft of a customary “comfort” letter for a Rule 144A for life offering of high yield debt securities (including “negative assurance” and change period comfort) from independent accountants or auditors in connection with such Rule 144A offering that such independent accountants or auditors are prepared to deliver upon the “pricing” and “closing” of such offering and (E) customary authorization letters in substantially the form as the LSTA form authorization letter or otherwise in form and substance reasonably acceptable to Parent and the Company, in either case, executed by an authorized officer addressed to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors and containing customary 10b-5 (without a “knowledge qualifier”) and material non-public information representations; provided, that in no event will the Required Information include, or require the Company or any of its Subsidiaries to provide, (A) any information customarily provided by an investment bank or “initial purchaser” in the preparation of an offering memorandum, including the description of notes and the plan of distribution, risk factors specifically relating to all or any component of the Financing, any pro forma financial statements or any information regarding any post-closing or pro forma cost savings, synergies, capitalization, ownership or other post-closing pro forma adjustments necessary or desired to be incorporated into any information used in connection with the Debt Financing; (B) any financial statements and information required by Rules 3-05 (other than, for the avoidance of doubt, consolidated financial statements of the Company Group), 3-09, 3-10, 3-16, 13-01 and 13-02 of Regulation S-X, the Compensation Discussion and Analysis or other information or financial data customarily excluded from a Rule 144A offering memorandum; or (C) (1) any financial information concerning the Company and its Subsidiaries that is not reasonably available to the Company and its Subsidiaries under its current reporting systems; or (2) information to the extent that the provision thereof would violate any Law, or any obligation of confidentiality binding upon, or waive any privilege that may be asserted by, the Company and its Subsidiaries unless any such information referred to in clause (1) or (2) above would be required to ensure that the Required Information would not contain any untrue statement of a material fact or omit any material fact required to be stated

therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; or otherwise be Compliant; and
(iv)    “Debt Financing Documents” means the agreements, documents and certificates contemplated by the Debt Financing, including without limitation: (a) all credit agreements, loan documents, purchase agreements, underwriting agreements, indentures, debentures, notes, intercreditor agreements and security documents pursuant to which the Debt Financing will be governed or otherwise contemplated by the Debt Commitment Letter; (b) officer, secretary, solvency and perfection certificates, corporate organizational documents, good standing certificates, lien searches, and resolutions contemplated by the Debt Commitment Letter or reasonably requested by Parent or its Debt Financing Sources; (c) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and antimony laundering rules and regulations, including the Patriot Act and beneficial ownership regulations, as applicable; and (d) agreements, documents or certificates that facilitate the creation, perfection or enforcement of liens securing the Debt Financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements, surveys, title insurance, landlord consent and access letters) as are reasonably requested by Parent or its Debt Financing Sources.
(i)    Nothing in this Section 4.15 shall require the Company’s cooperation to the extent it would require the Company to agree to pay any fees, reimburse any expenses or give any indemnities or incur any other liability or obligation prior to the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries and their Representatives in connection with such cooperation at the request of Parent. Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, its Affiliates and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including fees of one legal counsel and local and/or specialty (such as tax or regulatory) counsel), interest, awards, judgments and penalties suffered or incurred by them in connection with the Financing or other securities offering of or on behalf of the Company, Parent or Merger Sub, including as to any information utilized in connection therewith (other than (a) historical information relating to and provided by the Company or its Subsidiaries or any authorization letter executed by any of the Company, its Subsidiaries or their Affiliates or (b) the willful misconduct, gross negligence or bad faith of any of the Company or its Subsidiaries or, in each case, their Representatives) to the fullest extent permitted by applicable Law and with appropriate contribution provided by Parent and Merger Sub to the extent such indemnification is not available. The Company hereby consents to the use of its logos in connection with the Debt Financing in an ordinary and customary manner; provided, however, that logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their respective Intellectual Property rights and all such goodwill created through the use of the logos shall inure to the benefit of the Company.

4.16    Obligations of Merger Sub. Parent shall take all actions necessary to cause Merger Sub to perform its obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub shall be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.
4.17    Parent Vote. Promptly following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, shall execute and deliver to Merger Sub and the Company a written consent adopting this Agreement in accordance with the DGCL.
4.18    Additional Matters. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, Parent and Merger Sub shall, and shall cause the Surviving Corporation to, take all such necessary action.
4.19    Stockholder Litigation. The Company shall give Parent the opportunity to participate in (but not control) the defense and settlement of any stockholder litigation against the Company and/or its officers or directors, and Parent shall give the Company the opportunity to participate in (but not control) the defense and settlement of any stockholder litigation against Parent and/or its officers or directors, in each case relating to the Merger or any of the other transactions contemplated by this Agreement in accordance with the terms of a mutually agreed upon joint defense agreement. For purposes of this Section 4.19, “participate” means that (i) the applicable party shall be kept apprised of proposed strategy and other significant decisions with respect to the litigation by the party receiving notice of such litigation (to the extent that the attorney-client privilege between such party and its counsel is not undermined or otherwise affected), and (ii) may offer comments or suggestions with respect to such litigation (which comments and suggestions shall be considered in good faith by the party receiving them). The Company shall not enter into any settlement agreement in respect of any stockholder litigation against the Company and/or its directors or officers relating to the Merger or any of the other transactions contemplated hereby without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

4.20    Repatriation of Foreign Cash. Prior to the Effective Time, to the extent reasonably requested by Parent, the Company and its Subsidiaries shall use commercially reasonable efforts to repatriate cash to the United States from the People’s Republic of China in as tax- and cost-efficient a manner as reasonably practicable, with a view to maximizing the amount of cash held by the Company and its Subsidiaries in the United States and leaving, at least two business days prior to the Closing, not more than approximately $75 million in the People’s Republic of China at then-current exchange rates; provided, that the failure of the Company and its Subsidiaries to repatriate such cash shall not be a breach of this Section 4.20 unless Parent shall have provided written notice of commercially reasonable actions that the Company and its Subsidiaries have failed to take and the Company and its Subsidiaries thereafter fail to exert commercially reasonable efforts to take such identified actions.
4.21    Information and Consultation. Prior to the Effective Time and commencing as promptly as practicable after the date of this Agreement (in no event later than the time and manner as required by applicable Law), the Company shall comply, and shall cause each of its Subsidiaries to comply, to the reasonable satisfaction of Parent with all obligations in relation to any legally required information and consultation procedure with any works council (either European or national), unions or employee representative bodies in connection with the Merger and the other transactions contemplated by this Agreement. Parent and Merger Sub shall reasonably cooperate with the Company in connection with the Company’s obligations under this Section 4.21, including by participating in any teleconference meetings as reasonably requested by the Company.
4.22    Cash Payments at Closing. The Company shall, at or immediately prior to the Closing, use available cash of the Company and its Subsidiaries (other than cash of the Company and its Subsidiaries held in the People’s Republic of China following compliance by the Company with its obligations pursuant to Section 4.20) incorporated in the United States to pay down indebtedness for borrowed money then outstanding under the Company’s credit facilities, if Parent provides written notice to the Company at least five business days prior the Closing requesting such payment to be made; provided, that (a) any such payment shall be subject to and conditioned upon the occurrence of the Closing concurrently with or immediately following such payment and (b) the Company and its Subsidiaries shall not be required to make any such payment to the extent it would result in the cash balances of the Company and its Subsidiaries (other than cash of the Company and its Subsidiaries held in the People’s Republic of China following compliance by the Company with its obligations pursuant to Section 4.20) to be less than $40 million at then-current exchange rates with respect to any cash in a currency other than United States dollars.
ARTICLE V

Conditions
5.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)    Stockholder Approval. This Agreement shall have been duly approved by holders of Shares constituting the Company Requisite Vote.
(b)    Regulatory Consents. (i) The waiting period (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated; and (ii) each consent from a Governmental Entity required to be obtained with respect to the Merger under any Antitrust Law set forth on Section 5.1(b) of the Company Disclosure Letter shall have been obtained and shall remain in full force and effect.1
(c)    Order. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”).

5.2    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:
(a)    Representations and Warranties. (i) The representations and warranties of the Company set forth in Sections 3.1(b)(i), 3.1(b)(ii) and 3.1(b)(iii) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date except for de minimis inaccuracies); (ii) each of the representations and warranties of the Company set forth in the first sentence of Section 3.1(a), Section 3.1(b)(iv) (solely with respect to Significant Subsidiaries as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act substituting for this purpose a 2.5% threshold for the 10% threshold appearing therein), Section 3.1(c), Section 3.1(s), and Section 3.1(u) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), and (iii) each of the other representations and warranties of the Company set forth in this Agreement (including those set forth in Section 3.1(b)(iv) with respect to Subsidiaries that are not Significant Subsidiaries as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act substituting for this purpose a 2.5% threshold for the 10% threshold appearing therein) shall be true and correct in all respects (without regard to any materiality or Company Material Adverse Change qualifications contained therein (other than the representation in Section 3.1(f)(ii))) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 5.2(a)(iii) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Change.
1    Note to Draft: Section 5.1(b) of the Company Disclosure Letter will include the EU and China filings.

(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(c)    No Material Adverse Change. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Change.
(d)    Closing Certificate. The Company shall have delivered to Parent a certificate dated as of the Closing Date and signed by an officer of the Company confirming the matters in Section 5.2(a), Section 5.2(b) and Section 5.2(c).
(e)    Governmental Consents. Each consent from a Governmental Entity required to be obtained with respect to the Merger set forth on Section 5.2(e) of the Company Disclosure Letter shall have been obtained and shall remain in full force and effect.2

5.3    Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:
(a)    Representations and Warranties. Each of the other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects (without regard to any materiality or qualifications contained therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 5.3(a) shall be deemed to have been satisfied even if any representations and warranties of Parent and Merger Sub are not so true and correct unless the failure of such representations and warranties of Parent and Merger Sub to be so true and correct, individually or in the aggregate, has had or is reasonably likely to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.
(b)    Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(c)    Closing Certificate. Parent shall have delivered to the Company a certificate dated as of the Closing Date and signed by an officer of Parent confirming the foregoing matters in Section 5.3(a) and Section 5.3(b).

2    Note to Draft: Section 5.2(e) of the Company Disclosure Letter to include the Turkey merger control filing, as item 1, and the France foreign direct investment filing, as item 2.

5.4    Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely, either as a basis for not consummating the Merger or any of the other transactions contemplated by this Agreement or terminating this Agreement and abandoning the Merger, on the failure of a condition set forth in this Article V to be satisfied if such failure was caused by such party’s breach of this Agreement.
ARTICLE VI

Termination
6.1    Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of this Agreement by the stockholders of the Company referred to in Section 5.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.
6.2    Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if:
(a)    the Merger shall not have been consummated on or before the date that is nine months from the date hereof (the “Outside Date”), whether such date is before or after the date of approval of this Agreement by the stockholders of the Company referred to in Section 5.1(a); provided further, that the right to terminate this Agreement pursuant to this Section 6.2(a) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Merger to be consummated by such date;
(b)    the approval of this Agreement by the stockholders of the Company referred to in Section 5.1(a) shall not have been obtained at the Stockholders Meeting, including any adjournment or postponement thereof; or
(c)    any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval of this Agreement by the stockholders of the Company referred to in Section 5.1(a)); provided that the right to terminate this Agreement pursuant to this Section 6.2(c) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, such action or event.
6.3    Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company:
(a)    at any time prior to the time the Company Requisite Vote is obtained, if (i) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal that did not result from a breach of this Agreement; and (ii) immediately prior to or concurrently with the termination of this Agreement the Company enters into an Alternative Acquisition Agreement with respect to a Superior Proposal; provided, that concurrently with such termination the Company pays the Company Termination Fee pursuant to Section 6.5(b);

(b)    if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that (i) Section 5.3(a) or 5.3(b) would not be satisfied and (ii) such breach or failure to be true is not curable by the Outside Date or, if capable of being cured by the Outside Date, shall not have been cured prior to the earlier of (x) 30 days after written notice thereof is given by the Company to Parent or (y) the Outside Date (provided that the Company is not then in breach of any representation, warranty, covenant or agreement such that Section 5.2(a) or 5.2(b) would not be satisfied); or
(c)    if (i) the Closing shall not have occurred on the date the Closing should have occurred pursuant to Section 1.2; (ii) all conditions to Closing set forth in Section 5.1 and Section 5.2 have been satisfied (other than any condition that by its nature cannot be satisfied until the Closing but that is reasonably expected to be satisfied at the Closing); (iii) the Company has irrevocably confirmed by written notice to Parent that (A) the conditions to Closing set forth in Section 5.3 have been satisfied (other than any condition that by its nature cannot be satisfied until the Closing but that is reasonably expected to be satisfied at the Closing) and will be satisfied, or the Company is willing to waive any unsatisfied condition to the Closing set forth in Section 5.3, for the purpose of consummating the Merger and the other transactions contemplated by this Agreement, (B) the Company stands ready, willing and able to consummate the Merger and the other transactions contemplated by this Agreement and (C) if Parent and Merger Sub comply with their obligations hereunder, the Closing would occur; and (iv) the Closing shall not have been consummated by Parent and Merger Sub within three business days after delivery of such notice.
6.4    Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent:
(a)    if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that (i) Section 5.2(a) or 5.2(b) would not be satisfied and (ii) such breach or failure to be true is not curable by the Outside Date or, if capable of being cured by the Outside Date, shall not have been cured prior to the earlier of (x) 30 days after written notice thereof is given by Parent to the Company or (y) the Outside Date (provided that Parent or Merger Sub is not then in breach of any representation, warranty, covenant or agreement such that Section 5.3(a) or 5.3(b) would not be satisfied); or
(b)    at any time prior to the time the Company Requisite Vote is obtained a Change of Recommendation shall have occurred.
6.5    Effect of Termination and Abandonment.
(a)    Subject to the remainder of this Section 6.5, in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VI, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) subject to Sections 6.5(b) and 6.5(c), no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any “willful breach” of this Agreement and (ii) the provisions set forth in Section 7.1 shall survive the termination of this Agreement. Notwithstanding the foregoing, nothing shall impair the rights of the Company, if any, to obtain the relief set forth in Section 7.6 prior to any termination of this Agreement. For purposes of this Agreement, “willful breach” means a material breach that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

(b)    In the event that:
(i)    (A) before obtaining the approval of this Agreement by the stockholders of the Company referred to in Section 5.1(a), an Acquisition Proposal (whether or not conditional) is publicly made or is otherwise publicly disclosed, (B) thereafter, this Agreement is terminated by the Company or Parent pursuant to Section 6.2(a) or 6.2(b) or by Parent pursuant to Section 6.4(a) and (C) within 12 months of such termination the Company or any of its Subsidiaries shall have entered into a definitive agreement in respect of any Acquisition Proposal that is subsequently consummated, or the Company or any of its Subsidiaries ultimately consummate an Acquisition Proposal which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination hereof (provided, that for purposes of this clause (C), each reference to “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”);
(ii)    this Agreement is terminated by Parent pursuant to Section 6.4(b); or
(iii)    this Agreement is terminated by the Company pursuant to Section 6.3(a);
then the Company shall pay Parent the Company Termination Fee. Any Company Termination Fee due under this Section 6.5(b) shall be paid by wire transfer of immediately available funds to an account provided in writing by Parent to the Company (A) in the case of termination pursuant to clause (i) above, within five business days of the consummation of the transaction referred to in clause (i)(C) thereof, (B) in the case of a termination pursuant to clause (ii) above, within five business days of such termination or (C) in the case of a termination pursuant to clause (iii), concurrently with such termination. For purposes of this Agreement, “Company Termination Fee” means $112,000,000 less the amount of Parent Expenses previously paid to Parent (if any) pursuant to Section 6.5(d). Notwithstanding anything to the contrary in this Agreement, each of the Company, Parent and Merger Sub acknowledges and agrees that in the event that Parent is entitled to receive the Company Termination Fee pursuant to this Section 6.5(b), the right of Parent to receive such amount shall constitute the sole and exclusive remedy for, and such amount shall constitute liquidated damages in respect of, any termination of this Agreement for Parent, Guarantor, Merger Sub and any of their respective former, current or future equity holders, creditors, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, affiliates or assignees and any and all former, current or future equity holders, creditors, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, affiliates or assignees of any of the foregoing, and any and all former, current or future estates, heirs, executors, administrators, trustees, successors or assigns of any of the foregoing (the “Parent Non-Recourse Parties”), regardless of the circumstances giving rise to such termination. Upon payment of such amount, none of the Company, any of its Subsidiaries or any of their respective, direct or indirect, former, current or future stockholders, directors, officers, employees, agents, Affiliates or assignees (the “Company Non-Recourse Parties”), shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. The Company expressly acknowledges and agrees that Parent shall not need to prove damages to receive the Company Termination Fee when it is payable under this Agreement, and hereby irrevocably waives any right to challenge the amount of actual damages represented by the Company Termination Fee. In no event shall Parent be entitled to the Company Termination Fee on more than one occasion.

(c)    In the event that this Agreement is terminated by the Company pursuant to Section 6.3(b) or Section 6.3(c), then Parent (or the Guarantor pursuant to the Guarantee solely to the extent provided therein) shall pay the Parent Termination Fee. Any Parent Termination Fee due under this Section 6.5(c) shall be paid by wire transfer of immediately available funds to an account provided in writing by the Company to Parent within five business days of the termination. For purposes of this Agreement, “Parent Termination Fee” means $224,000,000. Notwithstanding anything to the contrary in this Agreement:
(i)    Each of the Company, Parent, Guarantor and Merger Sub acknowledges and agrees that in the event that the Company is entitled to receive the Parent Termination Fee pursuant to this Section 6.5(c), the right of the Company to receive such amount shall constitute the sole and exclusive remedy for, and such amount shall constitute liquidated damages in respect of, any termination of this Agreement for the Company Non-Recourse Parties, regardless of the circumstances giving rise to such termination, including against Parent, Guarantor, Merger Sub or the Debt Financing Sources or any of their respective Representatives and any other Parent Non-Recourse Parties;
(ii)    No Parent Non-Recourse Party, except Parent, Merger Sub and the Guarantor (but only to the extent set forth in the Guarantee), shall have any liability for any obligation or liability to the Company Non-Recourse Parties for any claim for any loss suffered as a result of any breach of this Agreement, the Guarantee or the Financing Commitments (including any willful breach), or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise;
(iii)    Without limiting the right of the Company to seek specific performance in accordance with Section 7.6 or to bring an action under the Confidentiality Agreement (whether for specific performance, damages or otherwise), the maximum aggregate liability of Parent, Merger Sub and the Guarantor for any loss suffered as a result of any breach of this Agreement, the Guarantee or the Financing Commitments (including any willful breach), or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, shall be limited to the amount of the Parent Termination Fee plus the Collection Costs and any amounts due in respect of the indemnification and reimbursement obligations of Parent pursuant to Section 4.15(i) (Financing), if any, and in no event shall the Company seek to, and the Company shall cause its Affiliates and its and their direct and indirect stockholders not to seek to, recover any money damages (including consequential, indirect or punitive damages) in excess of such amount;

(iv)    Upon payment of the Parent Termination Fee, no Parent Non-Recourse Party shall have any further liability or obligation to any Company Non-Recourse Party relating to or arising out of this Agreement, the Guarantee or the Financing Commitments, or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, and in such event, the Company shall not seek to recover any money damages (including consequential, indirect or punitive damages, or damages on account of a willful breach) or obtain any equitable relief from any Parent Non-Recourse Party other than, in each case, under the Confidentiality Agreement or pursuant to any provisions herein that expressly survive the termination of this Agreement or the Guarantee; and
(v)    In no event shall the Company be entitled to the Parent Termination Fee on more than one occasion.
(d)    In the event that this Agreement is terminated by the Company or Parent pursuant to Section 6.2(b) under circumstances in which the Company Termination Fee is not then payable pursuant to Section 6.5(b), then the Company shall reimburse Parent and its Affiliates for all of their reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of Debt Financing Sources, counsel, accountants, investment bankers, experts and consultants to Parent and Merger Sub and their Affiliates) incurred by Parent or Merger Sub or on their behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Parent Expenses”), up to a maximum amount of $10,000,000; provided, that the payment by the Company of the Parent Expenses pursuant to this Section 6.5(c) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee to the extent required by Section 6.5(b). Payment of the Parent Expenses shall be made by wire transfer of same-day funds to the accounts designated by Parent within two business days after the Company’s having received notice and documentation with respect to amounts validly due under this Section 6.5(d).
(e)    The parties acknowledge that the agreements contained in Section 6.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Accordingly, notwithstanding anything in this Agreement to the contrary, if the Company fails to promptly pay any amount due pursuant to Section 6.5(b) or Section 6.5(d) or Parent fails to promptly pay any amounts due pursuant to Section 6.5(c) and, in order to obtain such payment, Parent, on the one hand, or the Company, on the other hand, commences a legal proceeding that results in a judgment against the Company for the amount set forth in Section 6.5(b) or Section 6.5(d) or any portion thereof or against Parent for the amount set forth in Section 6.5(c) or any portion thereof, as applicable, the Company shall pay to Parent or Parent shall pay to the Company, as the case may be, its out-of-pocket costs and expenses (including attorneys’ fees) in connection with such legal proceeding (such foregoing amounts, “Collection Costs”; provided, that in no event shall the Collection Costs exceed $10,000,000).

ARTICLE VII

Miscellaneous

7.1    Survival. This Article VII and the agreements of the Company, Parent and Merger Sub contained in Article II and Sections 4.9 (Employee Benefits), 4.10 (Expenses), 4.11 (Indemnification; Directors’ and Officers’ Insurance), the indemnification and reimbursement obligations of Parent pursuant to Section 4.15(i) (Financing) and 4.18 (Additional Matters) shall survive the consummation of the Merger. This Article VII and the agreements of the Company, Parent and Merger Sub contained in Sections 4.8 (Publicity), 4.10 (Expenses) and 6.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.
7.2    Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that the provisions of this Section 7.2 (Modification or Amendment) and Sections 6.5(c) (Effect of Termination and Abandonment), 7.5 (Governing Law and Venue; Waiver of Jury Trial), 7.9 (No Third Party Beneficiaries), 7.14 (Assignment) and 7.15 (Non-Recourse) (and any provision of this Agreement to the extent a modification, waiver or amendment of such provision would modify the substance of any of the foregoing provisions or related definitions) may not be modified, waived or amended in a manner that is adverse in any material respect to any of the Debt Financing Sources without the consent of the Debt Financing Sources party to the Debt Commitment Letter that have consent rights over amendments to this Agreement.
7.3    Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.
7.4    Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. An electronic or other copy of a signature shall be deemed an original for purposes of this Agreement.
7.5    GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a)    THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAWS RULES THEREOF. Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to this Agreement, the Guarantee or the transactions contemplated hereby, on behalf of itself or its property, in accordance with Section 7.7 (which shall be deemed effective service of process on such party) or in such other manner as may be permitted by Law, of copies of such process to such party, and nothing in this Section 7.5 shall affect the right of any party to serve legal process in any other manner permitted by Law, (ii) irrevocably and unconditionally consents and submits itself and its property in any action or proceeding to the exclusive general jurisdiction of the chancery court of the State of Delaware or, if unavailable, the federal court in the State of Delaware, in the event any dispute arises out of, in connection with or relating to this Agreement, the Guarantee or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees that any actions or proceedings arising out of, in connection with or relating to this Agreement, the Guarantee or the transactions contemplated hereby shall be brought, tried and determined only in the chancery court of the State of Delaware or, if unavailable, the federal court in the State of Delaware, in each case sitting in Newcastle County in the State of Delaware, (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (vi) agrees that it shall not bring any action arising out of, in connection with or relating to this Agreement, the Guarantee or the transactions contemplated hereby in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Notwithstanding anything to the contrary contained in the foregoing, all disputes against any Debt Financing Source or any of its Representatives (in their capacity as such) under the Debt Commitment Letter under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise (including any dispute arising out of or relating in any way to the Debt Commitment Letter), shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York applicable to contracts executed in and to be performed entirely within such State, without regard to conflict of law principles that would result in the application of any Law other than the Law of the State of New York.
(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE GUARANTEE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE GUARANTEE OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.5(b).

(c)    Notwithstanding anything to the contrary contained in the foregoing, except in accordance with the Debt Commitment Letter as it relates to Parent and/or Merger Sub against the Debt Financing Sources pursuant to the Debt Commitment Letter, each of the parties to this Agreement agrees that it will not bring or support any legal proceeding, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources or their respective Representatives under the Debt Commitment Letter in any way relating to this Agreement, the Financing or any of the transactions contemplated hereby or thereby, including any dispute arising out of or relating in any way to the Debt Commitment Letter or any other letter or agreement related to the Financing or the performance thereof, in any forum other than any State or Federal court sitting in the Borough of Manhattan in the City of New York (and the appellate courts thereof). EACH PARTY TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE DEBT FINANCING (INCLUDING ANY SUCH ACTION AGAINST OR INVOLVING ANY DEBT FINANCING SOURCE OR ANY REPRESENTATIVES THEREOF) AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY LITIGATION.
7.6    Specific Performance.
(a)    The parties acknowledge and agree that irreparable harm would occur in the event that any of the provisions of this Agreement, the Guarantee and the Equity Commitment Letter were not performed in accordance with their specific terms or in the event of any actual or threatened breach of this Agreement, and that money damages would not be an adequate remedy, even if available. It is accordingly agreed that, except where this Agreement is validly terminated in accordance with Article VI, the parties (on behalf of themselves and the third party beneficiaries of this Agreement provided in Section 7.9) shall, subject to Section 7.6(b), be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof. The parties hereby further acknowledge and agree that, subject to Section 7.6(b), such relief shall include the right of the Company to cause Parent and Merger Sub to consummate the transactions contemplated hereby, in each case, if each of the conditions set forth in Section 5.1 and Section 5.2 have been satisfied or waived (other than conditions which by their nature cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) and the Closing is required to occur pursuant to Section 1.2. The parties further agree that (i) by seeking the remedies provided for in this Section 7.6, a party shall not in any respect waive its right to seek any other form of relief, at law or in equity, that may be available to a party under this Agreement, including, subject to Section 6.5, monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 7.6 are not available or otherwise are not granted and (ii) nothing contained in this Section 7.6 shall require any party to institute any action or proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 7.6 before exercising any termination right under Article VI (and pursuing damages after such termination), nor shall the commencement of any action or proceeding pursuant to this Section 7.6 or anything contained in this Section 7.6 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VI or pursue any other remedies under this Agreement that may be available then or thereafter. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Each of the parties hereby acknowledges and agrees that it hereby irrevocably waives any requirement for the security or posting of any bond in connection with such relief.
(b)    Notwithstanding anything to the contrary contained in this Agreement, including Section 7.6(a), the right of the Company to seek specific performance of Parent’s and Merger Sub’s obligations to cause the Equity Financing to be funded and to consummate the Closing shall only be available if (i) all conditions to Closing set forth in Section 5.1 and Section 5.2 have been satisfied (other than any condition that by its nature cannot be satisfied until the Closing but each of which would be satisfied if the Closing were to occur) at a time when the Closing would have otherwise occurred pursuant to Section 1.2, (ii) the Debt Financing has been funded in accordance with its terms or will be funded in accordance with its terms at the Closing if the Equity Financing is funded at the Closing and (iii) the Company has irrevocably confirmed in writing that all conditions to Closing set forth in Section 5.3 have been satisfied (or waived) and if specific performance is granted and the Equity Financing and the Debt Financing are funded, then the Closing will occur pursuant to Section 1.2. For the avoidance of doubt, the Company shall be entitled to seek (but shall not be entitled to receive) both a grant of specific performance of Parent’s and Merger Sub’s obligations to consummate the Closing hereunder and payment of the Parent Termination Fee.
7.7    Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid or e-mail:
If to Parent or Merger Sub:
LSF11 Redwood Acquisitions, LLC
2711 North Haskell Avenue, Suite 1800
Dallas, TX 75204
Attention: General Counsel
Email: rcolorado@hudson-advisors.com

with a copy to

Gibson, Dunn & Crutcher LLP
2001 Ross Avenue, Suite 2100
Dallas, TX 75201
Attention: Jeffrey A. Chapman; Gerald M. Spedale; Jonathan M. Whalen
Email: JChapman@gibsondunn.com; GSpedale@gibsondunn.com; JWhalen@gibsondunn.com
If to the Company:
SPX FLOW, Inc.
13320 Ballantyne Corporate Place
Charlotte, NC 28277
Attention: Peter Ryan, General Counsel
Email: Peter.Ryan@spxflow.com

with a copy to

Winston & Strawn LLP
35 W. Wacker Drive
Chicago, IL 60601
Attention: Steven J. Gavin; Kyle S. Gann; Matthew J. Schlosser

Email: SGavin@winston.com; KGann@winston.com; MSchlosser@winston.com or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or e-mail (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

7.8    Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the Equity Commitment Letter, the Guarantee and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH OF PARENT AND MERGER SUB ACKNOWLEDGES AND AGREES THAT IT (I) HAS MADE ITS OWN INQUIRY AND INVESTIGATION INTO, AND, BASED THEREON, HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING, THE COMPANY AND ITS SUBSIDIARIES, THE MERGER AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND THE COMPANY’S AND ITS SUBSIDIARIES’ CUSTOMERS AND THE EFFECTS ON THE BUSINESS RESULTING FROM THE KNOWLEDGE OF PERSONS OTHER THAN THE PARTIES HERETO OF THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THE IDENTITY OF PARENT AND MERGER SUB) AND (II) HAS BEEN FURNISHED WITH, OR GIVEN ADEQUATE ACCESS TO, SUCH INFORMATION ABOUT THE COMPANY AND ITS SUBSIDIARIES AS IT HAS REQUESTED.  EACH OF PARENT AND MERGER SUB FURTHER ACKNOWLEDGES AND AGREES THAT (I) (A) THE ONLY REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE BY THE COMPANY ARE THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE IN THIS AGREEMENT, AND (B) NONE OF PARENT OR MERGER SUB HAS RELIED UPON ANY OTHER REPRESENTATIONS OR OTHER INFORMATION MADE OR SUPPLIED BY OR ON BEHALF OF THE COMPANY, ITS SUBSIDIARIES OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES, INCLUDING ANY FINANCIAL PROJECTIONS OR ANY INFORMATION PROVIDED BY OR THROUGH THEIR BANKERS, INCLUDING MANAGEMENT PRESENTATIONS, THE COMPANY’S ELECTRONIC DATA ROOM OR OTHER DUE DILIGENCE INFORMATION AND THAT NONE OF PARENT OR MERGER SUB WILL HAVE ANY RIGHT OR REMEDY ARISING OUT OF ANY SUCH REPRESENTATION OR OTHER INFORMATION, (II) ANY CLAIMS PARENT OR MERGER SUB MAY HAVE FOR BREACH OF REPRESENTATION OR WARRANTY SHALL BE BASED SOLELY ON THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY SET FORTH IN SECTION 3.1 HEREOF (AS MODIFIED BY THE COMPANY REPORTS OR THE COMPANY DISCLOSURE LETTER, AS DESCRIBED IN THE FIRST SENTENCE OF SECTION 3.1) AND (III) NEITHER PARENT NOR ANY OF ITS AFFILIATES SHALL HAVE ANY CLAIM FOR LOSSES TO THE EXTENT RESULTING FROM, OR CAUSED BY, THE KNOWLEDGE OF PERSONS OTHER THAN THE PARTIES HERETO OF THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THE IDENTITY OF PARENT).  FOR THE AVOIDANCE OF ANY DOUBT AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH OF PARENT AND MERGER SUB ACKNOWLEDGES AND AGREES THAT THERE ARE UNCERTAINTIES INHERENT IN

ATTEMPTING TO MAKE FINANCIAL PROJECTIONS, THAT PARENT AND MERGER SUB ARE FAMILIAR WITH SUCH UNCERTAINTIES, THAT PARENT AND MERGER SUB ARE TAKING FULL RESPONSIBILITY FOR MAKING THEIR OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL PROJECTIONS SO FURNISHED TO THEM AND ANY USE OF OR RELIANCE BY PARENT AND MERGER SUB ON SUCH PROJECTIONS SHALL BE AT THEIR SOLE RISK, AND PARENT AND MERGER SUB SHALL NOT HAVE ANY CLAIM AGAINST ANYONE WITH RESPECT THERETO.

7.9    No Third-Party Beneficiaries. Except (a) as provided in Section 4.11 (Indemnification; Directors’ and Officers’ Insurance) and with respect to the indemnification and reimbursement obligations of Parent pursuant to Section 4.15(i) (Financing), (b) following the Effective Time, for the provisions of Article II, and (c) for the Company Non-Recourse Parties and the Parent Non-Recourse Parties as provided in Section 6.5(b), Section 6.5(c) (Effect of Termination and Abandonment) and Section 7.15 (Non-Recourse), Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein; provided, however, that the Debt Financing Sources shall be third-party beneficiaries of this Section 7.9 (No Third Party-Beneficiaries) and Sections 6.5(c) (Effect of Termination and Abandonment), 7.2 (Modification or Amendment), 7.5 (Governing Law and Venue; Waiver of Jury Trial), 7.14 (Assignment) and 7.15 (Non-Recourse), to the extent such sections affect the rights and obligations of the Debt Financing Sources. No stockholder of the Company whether purporting to act in its capacity as a stockholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of any such right. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.

7.10    Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.
7.11    Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.
7.12    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
7.13    Interpretation; Construction.
(a)    The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. The term “dollars” and character “$” shall mean United States dollars. References to “made available” in respect to any document or information being made available to Parent or Merger Sub shall mean posted to the electronic data room established in respect to the Merger at least two business days prior to the date of this Agreement.

(b)    The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(c)    Each party hereto has or may have set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.
(d)    For the avoidance of doubt, the Subsidiaries of the Company referred to in this Agreement shall not include any former Subsidiary of the Company that is no longer a Subsidiary of the Company as of the date of this Agreement.
7.14    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided, however, that (a) each of Parent and Merger Sub may at any time assign all of its rights and interests under this Agreement, by written notice to the Company, to a wholly-owned direct or indirect Subsidiary of Parent, in which event all references herein to Parent or Merger Sub, as applicable, shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Parent or Merger Sub, as applicable, as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such assignment; provided that any such assignment shall not impede or delay the consummation of the transactions contemplated by this Agreement, or (b) after the Effective Time, Parent may assign, in its sole discretion, any or all of its rights under this Agreement in whole or in part to any Person, including to any of the financing sources of Parent (including the Debt Financing Sources), to the extent necessary for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing. Any purported assignment without compliance with this Section 7.14 shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns. No assignment by any party will relieve such party of any of its obligations hereunder.
7.15    Non-Recourse. This Agreement may only be enforced against, and any claim, action or legal proceeding that may be based upon or under, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the entities that are expressly identified as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party; provided, that the foregoing shall not be deemed to limit any enforcement against, and any claim, action or legal proceeding against, the Investor under the Equity Commitment Letter or the Guarantee, in each case, pursuant to and in accordance with the terms thereof. No Parent Non-Recourse Party (other than Parent and Merger Sub to the extent set forth in this Agreement and the Investor to the extent set forth in the Equity Commitment Letter and the Guarantee) shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any Action (whether at law, in equity, in tort, in contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Notwithstanding anything to the contrary herein, the Company (on behalf of itself and the Company Non-Recourse Parties) agrees that (A) no Debt Financing Source or any of its Representatives (in their capacity as such) shall have any liability or obligation to the Company or any Company Non-Recourse Party relating to or arising out of this Agreement, the Debt Commitment Letter, the Debt Financing or the transactions contemplated herein and therein under any legal theory, whether sounding in law (whether for breach of contract, in tort or otherwise) or in equity, and (B) neither the Company nor any Company Non-Recourse Party shall be entitled to bring, and the Company shall cause all the Company Non-Recourse Parties not to bring, and shall in no event support, facilitate, encourage or take any action, suit or other legal proceeding of any nature (under any legal theory, whether sounding in law (whether for breach of contract, in tort or otherwise) or in equity) against any Debt Financing Source or any of its Representatives (in their capacity as such) with respect to, arising out of, relating to or in connection with, this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance thereunder and the Company shall cause any such action, suit or other legal proceeding to be dismissed with prejudice as promptly as practicable after such termination. Nothing in this Section 7.15, Section 6.5 or any other provision of this Agreement shall (i) limit the liability or obligations of the Debt Financing Sources to Parent and its Affiliates (and its or their permitted successors and assigns, including the Company as the Surviving Corporation after giving effect to the Merger) under the Debt Commitment Letter or the definitive agreements related thereto or (ii) operate as a waiver by Parent and its Affiliates (and its or their permitted successors and assigns, including the Company as the Surviving Corporation after giving effect to the Merger) of any claims, causes of action, obligations or losses arising thereunder or related thereto.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

SPX FLOW, INC.

By	/s/ Marcus G. Michael
	Name:	Marcus G. Michael
	Title:	President and Chief Executive Officer

LSF11 REDWOOD ACQUISITIONS, LLC

By	/s/ Rafael Colorado
	Name:	Rafael Colorado
	Title:	President

REDWOOD STAR MERGER SUB, INC.

By	/s/ Rafael Colorado
	Name:	Rafael Colorado
	Title:	President

[Signature Page to Agreement and Plan of Merger]

ANNEX A
DEFINED TERMS
Terms    Page
Acceptable Confidentiality Agreement    42
Acquisition Proposal    45
Actions    16
Affiliate    10
Agreement    1
Alternative Acquisition Agreement    43
AML 5    21
Anti-Corruption Laws    20
Anti-Money Laundering Laws    21
Antitrust Laws    13
Applicable Date    14
Bankruptcy and Equity Exception    13
Book-Entry Shares    3
business day    2
By-laws    3
Certificate of Merger    2
Certificates    3
Change    9
Change Notice    43
Change of Recommendation    43
Charter    3
Closing    2
Closing Date    2
Code    17
Collection Costs    74
Commitment Replacement Facility Commitment    35
Company Approvals    13
Company Board    1
Company Disclosure Letter    8
Company Group    26
Company Material Adverse Change    9
Company Material Contracts    31
Company Minority Interest Business    12
Company Non-Recourse Parties    72
Company Recommendation    1
Company Reports    14
Company Requisite Vote    13
Company Securities    12
Company Termination Fee    71
Compliant    61
Confidentiality Agreement    52
Contract    14
COVID-19    10
COVID-19 Measures    10
D&O Insurance    55
Debt Commitment Letter    34
Debt Financing    34
Debt Financing Sources    60
DGCL    2

Dissenting Shares    4
Effective Time    2
Environmental Law    23
Environmental Permits    22
Equity Commitment Letter    34
Equity Financing    34
ERISA    17
ERISA Affiliate    18
EU    21
Exchange Act    9
Exchange Fund    5
Excluded Share    4
Excluded Shares    4
Existing Encumbrance    32
Fee Letter    35
Financial Advisor    32
Financing    34
Financing Commitments    34
Foreign Investment Clearance    51
GAAP    15
Global Trade Laws and Regulations    21
Government Antitrust Entity    49
Government Official    21
Governmental Entity    6, 21
Governmental Order    11
Guarantee    1
Guarantor    1
Hazardous Substance    23
HSR Act    13
Indemnified Parties    54
Indemnified Party    54
Insurance Policies    30
Intellectual Property    28
Intervening Event    46
Investor    34
IRS    17
Knowledge    17, 34
Laws    20
Leased Properties    31
Leases    31
Lien    12
Marketing Period    62
Material Intellectual Property    27
Measurement Date    11
Merger    1
Merger Sub    1
Non-U.S. Benefit Plan    19
NYSE    13
OFAC    21
Order    67
Outside Date    69
Owned Properties    31
Pandemic Response Laws    11
Parent    1

Parent Approvals    33
Parent Benefit Plan    53
Parent Disclosure Letter    33
Parent Expenses    73
Parent Non-Recourse Parties    72
Parent Termination Fee    72
Paying Agent    5
Pension Plan    17
Per Share Merger Consideration    3
Performance Stock Unit    7
Permitted Tax Liens    12
Person    6
Personal Information    29
Present Fair Salable Value    36
Privacy Laws    28
Prohibited Amendment    57
Proprietary Software    28
Proxy Statement    46
Representatives    32
Required Information    63
Restricted Country    22
Restricted Party    22
Restricted Party Lists    22
Restricted Share    6, 7
Restricted Stock Unit    7
SEC    14
Securities Act    14
Shares    3
Significant Subsidiary    9
Solvent    36
SOX    14
Stock Plan    11
Stockholders Meeting    47
Subsidiary    9
Superior Proposal    45
Surviving Corporation    2
Takeover Statute    22
Tax    25
Tax Return    26
Taxes    25
willful breach    71

EXHIBIT A
FORM OF CHARTER OF THE SURVIVING CORPORATION